ASSET PURCHASE AGREEMENT

by and among

GATEHOUSE MEDIA, INC.,

GATEHOUSE MEDIA OPERATING, INC.,

MORRIS PUBLISHING GROUP, LLC,

MPG ALLEGAN PROPERTY, LLC,

BROADCASTER PRESS, INC.,

MPG HOLLAND PROPERTY, LLC,

THE OAK RIDGER, LLC,

YANKTON PRINTING COMPANY

AND

MORRIS COMMUNICATIONS COMPANY, LLC

Effective as of October 23, 2007

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TABLE OF CONTENTS

ARTICLE I.  SALE OF ACQUIRED ASSETS AND TERMS OF PAYMENT

1.1          Transfer of Acquired Assets
1.2          Excluded Assets
1.3          Liabilities.
1.4          Purchase Price; Payment of Purchase Price
1.5          Manner of Payment
1.6          Adjustments
1.7          Allocation of Purchase Price

ARTICLE II. THE CLOSING[

2.1          Time and Place of Closing
2.2          Deliveries by Seller
2.3          Deliveries by Buyer
2.4          Taking of Necessary Action; Further Action 16

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF SELLERS AND MORRIS COMMUNICATIONS

3.1          Organization; Qualification
3.2          Authority Relative to this Agreement
3.3          Income Statements
3.4          Business Since the Income Statement Date
3.5          Non-Contravention; No Defaults
3.6          Undisclosed Liabilities
3.7          Licenses and Authorizations
3.8          Condition and Adequacy of the Acquired Assets; Title
3.9          Contracts and Arrangements
3.10        Real Property
3.11        Intellectual Property
3.12        Litigation and Compliance with Laws
3.13        Labor Relations and Employee Issues; Employee Benefit Programs; ERISA
3.14        INTENTIONALLY OMITTED
3.15        Changes
3.16        Environmental Matters
3.17        INTENTIONALLY OMITTED
3.18        Insurance
3.19        Taxes
3.20        Investment Representations
3.21        Brokers

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF BUYER

4.1          Organization
4.2          Authority Relative to this Agreement
4.3          No Defaults
4.4           Non-Contravention; No Defaults
4.5           Financial Capability
4.6          Reports and Financial Statements
4.7          Absence of Certain Changes or Events
4.8          Brokers

ARTICLE V. PRE-CLOSING COVENANTS OF SELLERS AND BUYER PENDING THE CLOSING DATE.

5.1          Maintenance of Business
5.2          Organization; Goodwill
5.3          Access to Facilities, Files and Records
5.4          Representations and Warranties
5.5          Corporate Action
5.6          Consents
5.7          Confidential Information
5.8          Consummation of Agreement
5.9          Notice of Proceedings
5.10        Interim Financial Statements
5.11        Taxes
5.12        Audited Financial Statements; Interim Financial Statements
5.13        Title Matters
5.14        Buyer's Representations and Warranties
5.15        Corporate Action
5.16        Consummation of Agreement
5.17        Notice of Proceedings
5.18        No Solicitation; Acquistion Proposals
5.19        Phase I Environmental Site Accessment
5.20        Bulk Transfer Laws

ARTICLE VI. ADDITIONAL COVENANTS47

6.1          No Securities Transactions

ARTICLE VII. CONDITIONS TO THE OBLIGATIONS OF SELLERS

7.1          Representations, Warranties and Covenants
7.2          Proceedings.
7.3          Hart-Scott-Rodino.

ARTICLE VIII. CONDITIONS TO THE OBLIGATIONS OF GATEHOUSE MEDIA AND BUYER

8.1          Representations, Warranties and Covenants
8.2          Proceedings
8.3          Hart-Scott-Rodino.
8.4          Consents.
8.5          Title Insurance
8.6          Real Property Phase I Reports
8.7          Landlord Estoppel Certificates

ARTICLE IX. INDEMNIFICATION

9.1	Survival; Limitations

9.2          Indemnification of Buyer and GateHouse Media
9.3          Indemnification of Sellers and Morris Communications
9.4          Notice of Claims
9.5          Defense of Third Party Claims

ARTICLE X. MISCELLANEOUS PROVISIONS

10.1          Risk of Loss
10.2          Termination of Agreement
10.3          Liabilities Upon Termination
10.4          Expenses
10.5          Employees and Employee Benefits
10.6          Further Assurances and Consents
10.7          Waiver of Compliance
10.8          Notices
10.9          Assignment
10.10        Governing Law
10.11        Public Announcements
10.12        No Third Party Rights
10.13        Waiver of Jury Trial
10.14        Counterparts
10.15        Headings
10.16        Specific Performance
10.17        Severability
10.18        Entire Agreement; Amendments
10.19        Guaranties
10.20        Knowledge

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.List of Schedules (Delivered Concurrently)

Schedule 1.1(f)  Names of Publications
Schedule 1.2(h) Excluded Assets
Schedule 1.6(a)  Sellers Accounting Practices
Schedule 3.3      Income Statements
Schedule 3.4      Business Since Income Statement Date
Schedule 3.5      Non-Contravention; No Defaults
Schedule 3.7      Material Permits
Schedule 3.8      Condition and Adequacy of the Acquired Assets; Title
Schedule 3.9      Material Contracts
Schedule 3.10(a)  Owned Real Property
Schedule 3.10(b)  Leased Real Property
Schedule 3.10(f)   Flood Plains
Schedule 3.10(g)  Facilities
Schedule 3.10(h)  Improvements
Schedule 3.11       Intellectual Property
Schedule 3.12       Litigation and Compliance with Laws
Schedule 3.13(a)  Employees; Salaries
Schedule 3.13(b)  Labor Agreements
Schedule 3.15       Changes Since Income Statement Date
Schedule 3.16       Environmental Matters
Schedule 3.18       Insurance
Schedule 3.19       Taxes
Schedule 4.4         Non-Contravention; No Defaults
Schedule 5.1         Maintenance of Business

Exhibits

Exhibit A                                Publications

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), is made effective as of _____ , 2007, by and among GateHouse Media Operating, Inc., a Delaware corporation (“Buyer”), GateHouse Media, Inc., a Delaware corporation (“GateHouse Media”), Morris Communications Company LLC, a Georgia limited liability company (“Morris Communications”), Morris Publishing Group, LLC, a Georgia limited liability company (“Morris Publishing”), MPG Allegan Property, LLC, a Georgia limited liability company (“MPG Allegan”), Broadcaster Press, Inc., a South Dakota corporation (“Broadcaster”), MPG Holland Property, LLC, a Georgia limited liability company (“MPG Holland”), The Oak Ridger, LLC, a Tennessee limited liability company (“Oak Ridger”) and Yankton Printing Company, a South Dakota corporation (“Yankton” and collectively, with Morris Publishing, MPG Allegan, Broadcaster, MPG Holland and Oak Ridger, are referred to herein as “Sellers” and each individually as a “Seller”.  As used herein, and as the context requires, the term “Sellers” shall also refer to “Seller”).

WHEREAS, Sellers operate businesses which own and publish various daily and non-daily publications which are  distributed  in South Dakota, Florida, Kansas, Michigan, Missouri, Nebraska, Oklahoma and Tennessee, together with all related publications (as set forth on Exhibit A hereto) and services and assets and facilities, all related domain names, with related HTML design and data and all of Sellers’ rights to prepare, publish, sell and distribute any of the foregoing in all languages (collectively, the “Publications”) and the mastheads and certain other intellectual property associated with the Publications (collectively, the “Mastheads”, which term is more particularly defined in Section 1.1);

WHEREAS, Sellers operate the Publications from facilities in South Dakota, Florida, Kansas, Michigan, Missouri, Nebraska, Oklahoma and Tennessee which are owned or leased by Sellers, together with all printing sites, buildings, offices, structures, residences, fixtures, and improvements, including all real property, whether developed or undeveloped, owned or leased by Sellers or associated with any of the foregoing (collectively, the “Facilities”); and

WHEREAS, Sellers desire to sell and Buyer desires to purchase substantially all of the assets related to the operation, publication and distribution of the Publications as a going concern, together with the Mastheads.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and based upon the representations and warranties made by each of the parties to the other in this Agreement, the parties have agreed to consummate the sale of the Publications and the Mastheads on the terms contained herein.

ARTICLE I.
SALE OF ACQUIRED ASSETS AND TERMS OF PAYMENT

1.1           Transfer of Acquired Assets.  Upon the terms and subject to the conditions of this Agreement, on the Closing Date (as defined in Section 2.1 hereof) Sellers will sell, assign, convey or cause to be conveyed, transfer and deliver to Buyer, and Buyer will purchase and accept from Sellers, all of the assets and properties of Sellers, tangible or intangible, of every kind and description, used by Sellers that relate primarily to the business and operation of the Publications as a going concern (all such assets being referred to herein as the “Sellers’ Assets”), but excluding the Excluded Assets described in Section 1.2 below.

In addition, upon the terms and subject to the conditions of this Agreement, on the Closing Date, Sellers will sell, assign, convey or cause to be conveyed, transferred and delivered to Buyer, and Buyer will purchase and accept from Sellers, the Publications’ “Mastheads” which consist of the mastheads, trademarks, trade dress, trade names, service marks, registrations, domain names, and other property rights relating thereto and all goodwill associated therewith.  The Sellers’ Assets along with the Mastheads are hereinafter collectively referred to as the “Acquired Assets.”  The Acquired Assets include, without limitation, the following:

(a)           The Owned Real Property (as defined in Section 3.10(a));
(b)           All Real Property Leases for the Leased Real Property (as such terms are defined in Section 3.9 and Section 3.10(b) respectively);
(c)           All tangible personal property, editorial material, work in process, finished goods, manuscripts, notes and drafts, graphic artwork, cuts, photographs and negatives owned by Sellers to the extent they relate primarily to the Publications; all promotional materials, inserts, and direct mail materials owned by Sellers to the extent they relate primarily to the Publications; all stationery, supplies, purchase orders, forms, labels, shipping materials and catalogs owned by Sellers to the extent they relate primarily to the Publications; and all lists owned by Sellers of contributors, authors, correspondents, reviewers, photographers, illustrators and editors who contribute or have contributed to the Publications; all other inventory and supplies, and other assets and equipment relating primarily to the Publications;
(d)           All contracts, agreements and similar documents that relate primarily to the operation of the Publications or are otherwise specifically assumed pursuant hereto, together with all subscriptions and all orders and agreements for the sale of advertising, space reservations and insertion orders relating to the Publications, including without limitation those described in Schedule 3.9;
(e)           All of Sellers’ right, title and interest in and to all licenses, Permits (as defined in Section 3.16), variances, franchises, certifications, approvals and other governmental authorizations relating primarily to the Publications, together with any renewals, extensions or modifications thereof and additions thereto;
(f)           All publishable materials of any nature primarily used by the Publications, the names  used by each Publication including but not limited to those set forth on Schedule 1.1(f), all copyrights, patents, trademarks, service marks, logotypes and trade names (including registrations and applications for registration of any of the foregoing), domain names (including HTML design and data related to said domain names), processes, inventions, computer software, computer programs and software and program rights, trade secrets, goodwill and other intangible rights and interests issued to or owned by Sellers and used primarily in connection with the operation, publication and distribution of the Publications or primarily in connection with the ownership of any of the Acquired Assets (collectively referred to herein as the “Rights”), it being understood that computers and servers located at Sellers’ home office in Augusta, Georgia, and software developed by Sellers for use beyond the Publications are not used primarily by the Publications and are not “Rights”;
(g)           All of Sellers’ accounts or other receivables, claims, evidences of debt owed to Sellers, utility deposits and other deposits and prepaid expenses arising out of Sellers’ operation of the Publications, together with all records relating thereto;
(h)           All of the Publications’ files and other records, in whatever form is reasonably practicable, relating to the operation of the Publications, including without limitation all of the historical materials relating to the Publications’ advertising, circulation and distribution, all circulation, subscriber, delivery and mailing lists and carrier routes maintained by Sellers, all data related to such lists, all circulation readership studies, audience surveys and research owned by Sellers, and all other mailing lists, together with all records, reports and disks of computer data owned by Sellers, rate cards, verification cards, advertising insertion orders, specimen copies of all advertisements carried in the Publications, and copies of current price lists, discount lists, catalogs, public relations materials, sales correspondence, call reports, call books, advertiser lists and sales promotion lists, in each case to the extent they relate primarily to the Publications;
(i)           All claims, causes of action, rights of recovery and rights of set-off of any kind (including, without limitation, rights under and pursuant to all warranties, representations and guarantees made by suppliers, distributors or vendors of products, materials or equipments, or components thereof) to the extent they relate to the Publications, which are owned by Sellers and relate to the period of time following the Closing;
(j)           All of Sellers’ libraries of back and current issues of the Publications, in whatever medium;
(k)           All of Sellers’ goodwill in and going concern value of the Publications;
(l)           Any prepaid Taxes of Sellers which are included as Acquired Assets on the Closing Date Balance Sheet (as defined in Section 1.6(c));
(m)           All of Sellers’ right, title and interest in and to any non-solicitation, non-competition and non-disclosure agreements to the extent benefiting the Publications;
(n)           The bank accounts and the cash contained therein as of the Closing Date used as operating accounts for the Publications, a list of which shall be provided by Sellers to Buyer prior to Closing and the balances of which shall be included on the Closing Date Balance Sheet; and

(o)           Without duplication, all assets relating primarily to the operations of the Publications reflected in the Closing Date Balance Sheet.

1.2           Excluded Assets.  The following assets relating to the business of operating, publishing and distributing the Publications shall be retained by Sellers and shall not be sold, assigned, conveyed, transferred or delivered to Buyer (the “Excluded Assets”):

(a)           Claims by Sellers with respect to the Excluded Assets and liabilities not assumed by Buyer, including without limitation all refunds and claims for Tax refunds (except for prepaid Taxes acquired by Buyer pursuant to Section 1.1(l) above) and counterclaims with respect to obligations and liabilities not being assumed by Buyer hereunder;
(b)           All contracts of insurance, Tax records and Tax Returns;
(c)           All Employee Benefit Programs (as defined in Section 3.13(g));
(d)           The right to use the “Morris” and “Morris Publishing” names and, except for the agreements described in Schedule 3.9, the right to participate in any plan, procedure or right that was made available to the Publications by or through Morris Communications, or any of its Affiliates (as defined below), including but not limited to any Employee Benefit Program (as defined in Section 3.13(g));
(e)           All claims, refunds, causes of action, choses in action, rights of recovery, rights of set off and rights of recoupment of Sellers related to the businesses of the Publications on or prior to the Closing, exclusive of the rights granted in Section 1.1(g) ;
(f)           (i) the franchise to be a limited liability company or corporation; (ii) the organizational documents (including articles or certificate of formation or bylaws (as applicable)); (iii) the minute books; (iv) the stock and/or membership interest  ledgers and all stock and/or membership certificates; (v) the qualifications to transact business as a foreign entity; (vi) the arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers; (vii) other records or similar documents relating to the organization, maintenance and existence of Sellers as limited liability companies and/or corporations; and (vii) any other corporate records relating to the limited liability company and/or corporate organization or capitalization (as applicable) of Sellers;

(g)           All items that are located at the headquarters offices of Morris Communications or otherwise not located at the Real Property (as defined in Section 3.10) included in the Acquired Assets except for the data relating to the Publications described in Section 1.1(h) stored on Sellers’ server at the headquarters offices, copies of which will be delivered or transmitted to Buyer in whatever form is reasonably practicable for the parties;
(h)           Any right, property or asset described in Schedule 1.2(h), including the property and rights which are shared with any Affiliates of any Seller and not used primarily in the businesses of the Publications;
(i)           Any assets or properties of Sellers, tangible or intangible, of every kind and description which are not used primarily in connection with the businesses and operation of the Publications and are not included in the Closing Date Balance Sheet;
(j)           Sellers’ rights under this Agreement;
(k)           Cornerstone Property, 2.86 acres (Block 69, Parcel B) at corner of Highway 50 and Burleight Street, Yankton, Yankton County, South Dakota;
(l)           All tax sharing agreements and management agreements with Morris Communications; and
(m)           All equity interests in third parties, including but not limited to equity interests of any Seller in any Affiliate of Morris Communications;
(n)           For purposes of this Agreement, “Affiliate” of a person means any other person that directly or indirectly controls, is controlled by, or is under common control with, such person.  The term “control”, “controlled by” and “under common control with”, as used with respect to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of securities, by contract or otherwise.

1.3           Liabilities.

(a)           The Acquired Assets shall be sold and conveyed to Buyer free and clear of all Liens (as defined in Section 3.8), except for Permitted Encumbrances (as defined in Section 3.10), except that Buyer shall assume, discharge and perform the following liabilities (the “Assumed Liabilities”):
(i)           those liabilities and obligations of Sellers under the contracts assigned to Buyer which are described in Section 1.1(d) (other than any obligation under any such contract related or arising prior to the Closing Date, including, without limitation, any liability for breach or nonperformance); provided, however, that if any such contract requires a consent to the assignment thereof to Buyer and such consent has not been obtained, then this Agreement, to the extent permitted by law, shall constitute an equitable assignment by Sellers to Buyer of all rights, benefits, title and interest, liabilities and obligations under such contract;
(ii)           those liabilities and obligations of Sellers as of the Closing Date under agreements for advertising to the extent to be run in issues of the Publications published after the Closing Date (subject to the adjustment provisions of Section 1.6 below);
(iii)           those liabilities and obligations of Sellers for trade accounts payable, advertising rebates payable and taxes which are included on the Closing Date Balance Sheet (as defined Section 1.6(c) below) (to the extent of the amount reflected on such balance sheet as a liability) and any expenses for which Buyer is responsible under Section 1.6(a); and
(iv)           those liabilities and obligations of the Publications included on the Closing Date Balance Sheet, which shall include paid in advance subscriptions and accrued liabilities of Sellers to employees of Sellers for unused vacation, sick leave, holiday and personal days (to the extent of the amounts reflected on such balance sheet and only to the extent Sellers do not have a legal obligation to pay such amounts upon termination of employment on or before the Closing Date).
(b)           Except as set forth in Section 1.3(a) above or as otherwise expressly set forth herein, Buyer does not assume and will not be liable for, and Sellers shall remain unconditionally liable for, any other liabilities or obligations of Sellers (or any other person, in the case of liabilities or obligations for Taxes) (the “Excluded Liabilities”), including, but not limited to:

    (i)           any liability or obligation arising prior to the Closing under any contract not described in Section 1.1(d) above;
(ii)           any liability under any contract of insurance or relating to any Excluded Assets;
(iii)           any liability to any of Sellers’ employees of any nature whatsoever related to the period on or prior to the Closing Date, including under any employee benefit plan of any nature and including, but not limited to, any Employee Benefit Programs, and any unemployment or workers compensation claims;
(iv)           any liability arising out of any termination by any of Sellers of the employment of any employee, consultant or independent contractor of any of Sellers on or prior to the Closing Date, or who retired on or prior to the Closing Date;
(v)           any liability under any litigation, proceeding or claim of any nature related to the Publications arising during, or brought by any person or entity with respect to, the period of time on or prior to the Closing Date, whether or not such litigation, proceeding or claim is pending, threatened or asserted before, on or after the Closing Date;
(vi)           any liability for (A) any Taxes (other than Taxes of Sellers assumed by Buyer pursuant to Section 1.3(a)(iii) above) with respect to the Publications or the Acquired Assets for periods ending on or prior to the Closing Date and Taxes deemed, pursuant to Section 1.6(b), payable for the portion ending on the Closing Date of a Straddle Period (as defined in Section 1.6(b)), (B) except as allocated in Section 10.4, any Taxes imposed on the transfer of the Acquired Assets or the Publications on or prior to the Closing Date and, (C) any estate or gift Taxes imposed with respect to Sellers, the Acquired Assets or the Publications on or prior to the Closing Date; provided, however, that Transfer Taxes (as defined in Section 10.4) on the transfer of the Acquired Assets pursuant to this Agreement shall be paid by Buyer as provided in Section 10.4;
(vii)           except as otherwise set forth in this Agreement, any and all liabilities incurred by Sellers in connection with the negotiation, execution or performance of this Agreement (including, without limitation, all legal, accounting, brokers, finders and other professional fees and expenses);
(viii)          any and all obligations, liabilities and/or commitments, including but not limited to obligations, liabilities and/or commitments pursuant to any Environmental Law (as defined in Section 3.16), arising out of or related to facts, circumstances, conditions or events arising from or related to the Real Property (as defined in Section 3.10) and/or the operation of the Publications thereon that occurred on or prior to the Closing Date; and
(ix)           the Bank Liens (as defined in Section 3.10(l)).

1.4           Purchase Price; Payment of Purchase Price.  Subject to the conditions contained in this Agreement, and in consideration of the sale of the Acquired Assets as set forth herein, Buyer agrees to pay the Purchase Price to Sellers, at Closing, in an amount equal to One-Hundred Fifteen Million dollars ($115,000,000.00) (the “Base Purchase Price”), as adjusted by the Closing Date Working Capital Adjustment pursuant to Section 1.6 below (the “Purchase Price”).

The Base Purchase Price will be payable as follows: (a) One Hundred Five Million Dollars ($105,000,000) in cash (the “Cash Portion”) and (b) the balance by GateHouse Media issuing a promissory note (the “Note”) in favor of Sellers (or their designee) in the principal amount of Ten Million Dollars ($10,000,000).  The Note shall have a one year term; accrue interest on the unpaid balance at the rate of eight percent (8%) per annum (which interest shall be payable quarterly); and may be prepaid at any time without penalty.  The Note will also provide that except pursuant to corporate credit facilities, finance leases and purchase money security interests, GateHouse Media will not grant any third party a position senior to that of Buyer as the Note holder.  The form of the Note, which shall be in accordance with the above, unless agreed otherwise, will be agreed upon by Sellers and Buyer prior to the Closing Date.

1.5           Manner of Payment.  The Cash Portion shall be paid to Sellers on the Closing Date in immediately available funds by wire transfer to a bank account or bank accounts designated by Sellers in writing at least two (2) business days prior to the Closing Date.  At the Closing, GateHouse Media shall deliver the Note to Sellers.

1.6           Adjustments.

(a)           Closing Date Working Capital Adjustment.  Sellers shall be entitled to all income earned and collected and be responsible for all expenses incurred in connection with the business and operation of the Publications on or prior to the Closing Date.  Buyer shall be entitled to all income earned and be responsible for all expenses incurred in connection with the business and operation of the Publications after the Closing Date.  The Purchase Price is subject to a further adjustment for working capital (the “Closing Date Working Capital Adjustment”) as determined in accordance with Section 1.6(c) below.  The Closing Date Working Capital Adjustment shall be an amount, as of the Closing Date, equal to the dollar value of the current assets of the Publications less the dollar value of the current liabilities of the Publications (including, but not limited to, accounts payable, prepaid advertising, unearned subscription revenue, accrued salary, payroll and wages, vacation and sick pay, and similar items with respect to New Employees (as defined in Section 10.5), and net of Sellers’ reserves for uncollectible receivables established by Sellers in the ordinary course of business consistent with past practice, in each case only to the extent included in the Acquired Assets or the Assumed Liabilities and as set forth in the Closing Date Balance Sheet).

In computing the Closing Date Working Capital Adjustment, components of the Closing Date Balance Sheet (as defined in Section 1.6(c)) shall be derived from subsidiary ledgers maintained in accordance with Sellers’ historical accounting practices which reflect accrual basis accounting and are utilized by Morris Publishing in the preparation of consolidated financial statements in accordance with generally accepted accounting principles in the United States (“GAAP”). The Closing Date Balance Sheet shall be prepared in a manner consistent with the notes to the Working Capital History set forth on Schedule 1.6(a), each line item of which shall reflect components derived from and prepared consistently with the methods used in the preparation of Morris Publishing’s balance sheets which methods are used by Sellers in the ordinary cause of business consistent with past practice and are in accordance with GAAP (“Sellers Accounting Practices”).  All intercompany and Affiliate receivables or liabilities will be treated as shareholders’ equity and will be excluded from the Closing Date Working Capital Adjustment and will not be assumed by Buyer.  All prepaid advertising and unearned subscription revenue shall be accrued as liabilities in the amount of such prepayments.

(b)           Other Adjustments.  All items of income and expense directly relating to the business of operating the Publications, other than the income and expenses referred to above, shall be prorated between Sellers and Buyer as of the close of business on the Closing Date.  Such items to be prorated shall include, without limitation, power and utility charges, personal property Taxes and real property Taxes.  The portion of any personal property Taxes and real property Taxes for a taxable period that includes the Closing Date (a “Straddle Period”) that shall be deemed to be payable for the portion of the period ending on the Closing Date shall be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period.  The portion of any other item of income or expense for a Straddle Period that shall be deemed to be payable for the portion of the period ending on the Closing Date shall be determined based on an interim closing of the books to the extent practicable and otherwise based on the formula described in the immediately preceding sentence.

(c)           Adjustment Calculations.  Three (3) business days prior to the Closing Date, to the extent practicable, the adjustments provided in this Section 1.6 shall be made to the Cash Portion of the Base Purchase Price on the basis of the then most recently available financial statements of the Publications, which shall be reflected on a preliminary balance sheet for the Publications (the “Preliminary Balance Sheet”) prepared by Sellers in accordance with Sellers Accounting Practices.  Within ninety (90) days after the Closing Date, Sellers will prepare an adjusted balance sheet for the Publications (the “Closing Date Balance Sheet”) as of the close of business on the Closing Date, reflecting the adjustments provided in this Section 1.6 and showing the recalculation of adjustments reflected on the Preliminary Balance Sheet, along with back-up materials necessary for Buyer’s understanding of the Closing Date Balance Sheet and Buyer’s confirmation of the calculations thereof.  Sellers and their accountants will provide Buyer’s accountants with reasonable access to the books, records and working papers of Sellers necessary to review such calculations.  Within one-hundred fifty (150) days after the Closing Date, final adjustments pursuant to this Section 1.6 and any required refund or payment shall be made on the basis of the Closing Date Balance Sheet (the “Adjustment Payment Date”), provided that if any amounts are in dispute, the Adjustment Payment Date for the disputed amounts shall be the date payment is required to be made as required below.  If any dispute arises over the amount to be refunded or paid, such refund or payment shall nonetheless be promptly made to the extent such amount is not in dispute.  If Buyer does not notify Sellers within forty-five (45) days of receiving the Closing Date Balance Sheet that Buyer disputes the information contained therein, then Buyer shall be deemed to agree to the Closing Date Balance Sheet and to have waived all further right to dispute the information contained therein and its use in applying the provisions of this Agreement.  If Buyer does notify Sellers of a dispute regarding the Closing Date Balance Sheet within the forty-five (45) day period of receiving the Closing Date Balance Sheet, and if such dispute cannot be resolved by the parties within thirty (30) days thereafter, such dispute shall be referred to a mutually satisfactory independent public accounting firm of national stature which has not been employed by any of the parties herein for the two (2) years preceding the Closing Date.  If Buyer and Sellers cannot agree upon an independent public accounting firm to perform the valuation of the Acquired Assets, then Buyer and Sellers shall each select an independent public accounting firm which firms shall select and engage an independent public accounting firm to perform and prepare a written determination of the adjustments or dispute between the parties. The determination of such independent accounting firm shall be conclusive and binding on each party and any required payment or refund in accordance therewith shall be made in immediately available funds within ten (10) days of such determination.  The fees of such firm shall be shared equally by Morris Publishing and Buyer.

1.7                      Allocation of Purchase Price.  Buyer and Sellers shall reasonably cooperate and, at the request of the other party, exchange information, including copies of IRS Form 8594, regarding allocation of the Purchase Price to the Acquired Assets. Notwithstanding anything herein to the contrary, Buyer and Sellers agree that the allocation of the Purchase Price attributable to the Real Property shall be determined as follows.  As soon as practicable after the date of this Agreement but in no event later than ten (10) days after the date of this Agreement, Buyer and Sellers shall agree, and Sellers shall engage an independent and mutually acceptable appraiser to perform and prepare a written valuation of the Real Property.  The cost of the valuation prepared by an agreed appraiser shall be borne by Buyer.   If Buyer and Sellers cannot agree upon an independent appraiser to perform the valuation of the Real Property, then Buyer and Sellers shall each select an independent appraiser which appraisers shall select and engage an independent appraiser to perform and prepare a written valuation of the Real Property.   In such event, the cost of the valuation shall be borne equally between Buyer and Sellers.   The

written valuation shall be binding on and used by Buyer and Sellers in allocating the Purchase Price to the Real Property.  The entire portion of the Purchase Price allocated to the Real Property shall be paid from the Cash Portion of the Purchase Price.

ARTICLE II.
THE CLOSING

2.1           Time and Place of Closing.  The closing (the “Closing”) of the sale and purchase of the Acquired Assets shall be held in the offices of Sellers’ counsel, Hull, Towill, Norman, Barrett & Salley, on the third (3rd) business day following the satisfaction or waiver of all of the conditions to closing set forth in Articles VII and VIII, or at such other time and place as shall be mutually agreed upon by the parties (the “Closing Date”).  Closing shall be deemed effective at 11:59 p.m. local time on the Closing Date.

2.2           Deliveries by Seller.  At the Closing, Sellers, will deliver to Buyer the following, each of which shall be in form and substance satisfactory to the parties hereto:

(a)           Bills of sale, special warranty deeds, assignments and other instruments of transfer and documents as shall be appropriate to carry out the intent of this Agreement and sufficient to sell, assign, convey and transfer good and valid (or in the case of Real Property, good and marketable) title to the Acquired Assets to Buyer, subject only to Permitted Encumbrances;
(b)           Assignments of all Sellers’ domain names and other Rights relating to the Publications;
(c)           Any consents to assignments from third parties obtained by Sellers relating to the Material Contracts that require such consent as shown on Schedule 3.9, as well as any other consents obtained by Sellers;
(d)           Receipt for the Purchase Price;
(e)           If agreed upon prior to Closing, commercially reasonable transition services agreements among Sellers and Buyer executed by Sellers, in form and substance mutually agreeable to Sellers and Buyer, which, among other things, shall provide for Sellers to continue to provide certain services with respect to the Publications for various periods of time after the Closing Date (the “Transition Services Agreements”);

(f)           Non-competition and non-solicitation agreements among Morris Communications, Sellers and Buyer executed by Morris Communications and Sellers in form and substance mutually agreeable to Sellers and Buyer (the “Non-Competition Agreements”).  The Non-Competition Agreements shall provide that, among other things, until the fifth anniversary (or, with respect to non-newspaper products, the third anniversary) of the Closing Date, none of Morris Communications or Sellers will, whether as a partner, principal, stockholder, member of in any other equity investment or profits interest capacity, directly or indirectly, either alone or in concert with others, (i) establish or launch, be connected with or and or otherwise assist any daily, bi-weekly or weekly newspaper or other publication, either in print or online, which is primarily targeted at and is primarily intended to serve any portion or portions of or any or all of the counties which any of the Publications currently serve (collectively, the “Territory”), or (ii) acquire any equity or profits or other financial interest in any such daily, bi-weekly or weekly newspaper or other publication (other than a non-controlling or non-management interest of any publicly owned company), Notwithstanding anything to the contrary contained herein, the foregoing restrictions  in clauses (i)–(ii) will not apply with respect to (A) any of Morris Communications or Sellers’ businesses (other than the Publications) as in effect (and to the same scope and extent) as of the date hereof, (B) any “national” publications not intended to primarily or exclusively serve any or all of the Territory, (C) non-newspaper publications focused on the metropolitan areas of Kansas City, Kansas or Missouri; Orlando, Florida; Knoxville, Tennessee;  or Wichita, Kansas which do not directly or indirectly solicit local advertisers within or focused on the Territory, and (D) new publications similar to existing (on the date hereof) Morris Communications visitor, niche or other non-newspaper publications (such as Where, Guest Informant, Best Read Guides or Skirt Magazines) focused on the Kansas City, Kansas or Missouri metropolitan area which may solicit advertisers within such area.  For purposes of the Non-Competition Agreements, “newspapers” shall include daily and weekly publications, as well as similar on-line publications, which deal with the general dissemination of news.  In addition, none of Morris Communications or Sellers will, whether as a partner, principal, stockholder, member of in any other equity investment or profits interest capacity, directly or indirectly, either alone or in concert with others, until the third anniversary of the Closing Date, recruit or hire (other than as a result of a general solicitation), or otherwise solicit for employment, any employees, or former employees of the Publications hired by Buyer or its

Affiliates at the Closing within six (6) months following their termination of employment with Buyer or its Affiliates (provided that the restriction in this sentence shall not apply to any such employees terminated by Buyer or its Affiliates; and provided further that the restrictions in this sentence shall only apply until the first anniversary of the Closing Date  with respect to any such employees who voluntarily leave the employ or Buyer or its Affiliates without any solicitation, inducement or influence of any type by Morris Communications or Sellers);
(g)           Certificates, dated as of the Closing Date, of an appropriate officer of Morris Communications and each Seller as to approval of Morris Communications and each Seller relating to this Agreement and the transactions contemplated hereby;
(h)           Certificates of an appropriate officer of Morris Communications and each Seller certifying the fulfillment of the conditions set forth in Sections 8.1(a) and 8.1(b) below;
(i)           A certificate of an appropriate officer of each Seller as to its status as a non-foreign entity; and
(j)           Such other certificates, instruments and documents as are required to be delivered by Morris Communications and Sellers pursuant to the terms of this Agreement or as may be reasonably requested by Buyer.

2.3           Deliveries by Buyer.  At the Closing, Buyer will deliver to Sellers the following, each of which shall be in form and substance satisfactory to the parties hereto:

(a)           Funds equal to the Cash Portion in such manner as described in Section 1.5 above;
(b)           The Note, duly executed by GateHouse Media;
(c)           An instrument of assumption pursuant to which Buyer shall assume the Assumed Liabilities as provided in Section 1.3 hereof
(d)           The Transition Services Agreements, if agreed upon prior to Closing, executed by Buyer;
(e)           The Non-Competition Agreements, executed by Buyer;
(f)           Certificate dated the Closing Date, of an officer of Buyer and GateHouse Media as to the approval of Buyer and GateHouse Media relating to this Agreement and the transactions contemplated hereby;
(g)           Certificate of an officer of Buyer and GateHouse Media certifying the fulfillment of the conditions set forth in Sections 7.1(a) and 7.1(b) below; and

(h)           Such other certificates, instruments and documents as are required to be delivered by Buyer and GateHouse Media pursuant to the terms of this Agreement or as may be reasonably requested by Sellers.

2.4           Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary to carry out the intent or purposes of this Agreement and to vest Buyer with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Sellers in the Acquired Assets and the Publications, Sellers will take all such lawful and necessary action and execute all such documents or agreements as may be reasonably requested by Buyer.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF SELLERS AND MORRIS COMMUNICATIONS

Morris Communications and Sellers, jointly and severally represent and warrant to Buyer and GateHouse Media  that the statements contained in this Article III are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date, except as may be set forth in the disclosure schedules delivered pursuant hereto.  Disclosure made in a specific section or subsection of the disclosure schedules shall not be deemed to have been made with respect to any other section or subsection herein unless an explicit cross-reference appears in such disclosure schedule to that effect or such disclosure is reasonably apparent on its face.

3.1           Organization; Qualification.  Each Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its respective organization or incorporation.  Each Seller has the full power and authority to own and operate the Acquired Assets (excluding the Mastheads) and carry on the business and operations of the Publications as are now being conducted.  Each Seller has the full power and authority to own the Masthead and the Rights.  Each Seller (a) is duly qualified to do business and in good standing, and is duly licensed, authorized or qualified to transact business in each jurisdiction in which the ownership or lease of real property or the conduct of its business related to the Publications requires it to be so qualified, and (b) has all Permits (as defined in Section 3.16) necessary to own its properties and assets and carry on its business related to the Publications as it is now being conducted, except in each case, for any failures to be so qualified or licensed, or to have such Permits which would not, individually, or in the aggregate have or be reasonably expected to have a Material Adverse Effect (as defined in Section 3.4 hereof).  Any applications for the renewal of any such Permits related to the Publications that are due prior to the Closing Date have been timely made or filed by Sellers prior to the Closing Date. No proceeding to renew, suspend, modify, suspend, revoke, withdraw, terminate or otherwise limit any such Permit related to the Publications is pending or threatened.

3.2           Authority Relative to this Agreement.  Each of Morris Communications and each Seller has the full power, authority and legal right to execute and deliver this Agreement and to consummate the transactions and perform its obligations as contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action, and this Agreement has been duly and validly executed and delivered by Morris Communications and Sellers and, assuming due authorization, execution and delivery by Buyer and GateHouse Media, constitutes a legal, valid and binding obligation of Morris Communications and Sellers enforceable against Morris Communications and Sellers in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency or similar law affecting the rights of creditors generally.

3.3           Income Statements.Schedule 3.3 sets forth (a) the unaudited consolidated statement of income (before taxes and interest) of the Publications for the fiscal year ended December 31, 2006 and (b) unaudited consolidated statement of income (before taxes and interest) of the Publications for the period through June 30, 2007 (the “Income Statement Date”) (the financial statements referred to in clauses (a) and (b) being “Income Statements”).  Morris Publishing operates (and reports its financial results) as a single operating segment.  Accordingly, separate balance sheets, income statements or other financial statements are not maintained for the Publications as a group, or for any individual Publication.  The Income Statements were prepared,  (i) specifically in contemplation of this Agreement, (ii) following the guidance of the Securities and Exchange Commission (the “SEC”) for preparing full carve-out income statements (but disregarding interest and taxes, as described in Schedule 3.3), (iii) from Morris Publishing’s consolidated statements of income, and (iv) on the accrual basis in accordance with GAAP.  Schedule 3.3 also sets forth a true and complete line item reconciliation of such Income Statements to GAAP and to the requirements for “carve out” financial statements.  The Income Statements reflect fees for management and shared services paid to Affiliates and allocations of shared expenses based upon various factors (such as a percentage of circulation, advertising revenue, total revenue, newsprint consumption or employees) deemed by Morris Publishing as of the Income Statement Date to be appropriate for such expenses, but no attempt has been made to determine what such costs would have been if the Publications had been operated on a stand-alone basis.  Subject to the foregoing, the Income Statements fairly present in all material respects the results of operations of the Publications (before interest and taxes) for the periods covered thereby and have been prepared in conformity with Sellers Accounting Practices.  The Working Capital History has been prepared in accordance with Sellers Accounting Practices and consistent with past practice.  Sellers shall deliver on the Closing Date to Buyer a schedule of the Publications’ outstanding accounts receivable as of the Closing Date.  All such accounts receivable have arisen in the ordinary course of business consistent with past practice and represent bona fide indebtedness incurred by the applicable account debtor and have been properly adjusted for bankrupt and other uncollectible accounts in accordance with Sellers Accounting Practices.  Assuming reasonable collection efforts by Buyer, Morris Communications and Sellers have no reason to believe that such accounts receivable would not be collectible (net of Sellers’ reserves for uncollectible receivables established by Sellers in the ordinary course of business consistent with past practice).

3.4           Business Since the Income Statement Date.  Except as set forth on Schedule 3.4, since the Income Statement Date, the business of the Publications has been conducted in the ordinary course of business and in substantially the same manner as it was before the Income Statement Date.  Since the Income Statement Date, there has been no change in the business, condition (financial or otherwise), properties, operations or prospects of the Publications or other event or occurrence which has had or would reasonably be expected to have a material adverse effect on the business, operations, properties, condition or prospects (financial or otherwise) of the Publications taken as a whole (“Material Adverse Effect”) as of the Closing Date.

3.5           Non-Contravention; No Defaults.

(a)            Except as disclosed in Schedule 3.5, the execution, delivery and performance of this Agreement by Sellers and Morris Communications will not (i) conflict with any provision of the governing documents of Morris Communications or Sellers, (ii) result in a default (or give rise to any right of termination, cancellation or acceleration), with notice or passage of time or both, under or conflict with any of the terms, conditions or provisions of any Material Contract (as defined in Section 3.9), note, bond, mortgage or other instrument, obligation or agreement relating to the business or operation of the Publications or to which any of the Acquired Assets may be subject, except for any such defaults which would not, individually or in the aggregate, have or be reasonably expected to have a Material Adverse Effect or a material adverse effect on Morris Communications’ or Sellers’ ability to consummate the transactions contemplated hereby, (iii) violate any law, statute, rule, regulation, order, injunction or decree of any government or any agency, bureau, board, commission, court, department, officer, official, employee, agent, political subdivision, tribunal or other instrumentality of any government, whether federal, state, local or foreign (each a “Governmental Authority”) applicable to Sellers or any of the Acquired Assets except for any such violations which would not individually or in the aggregate, have, or be reasonably expected to have a Material Adverse Effect or a material adverse effect on Sellers’ ability to consummate the transactions contemplated hereby, or (iv) result in the creation or imposition of any Lien of any nature whatsoever on any of the Acquired Assets.

(b)           Except for the required consents with respect to the contracts referred to in Section 3.9 and the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “Hart-Scott-Rodino Act”), neither Morris Communications nor any Seller is required to submit any notice, report or other filing with, or obtain any consent, approval or waiver from, any Governmental Authority or any other third party in connection with the execution, delivery or performance of this Agreement  or the consummation of the transactions contemplated hereby, except for any such failure which would not individually or in the aggregate have or be reasonably expected to have a material adverse effect on Sellers’ ability to consummate the transactions contemplated hereby.

3.6           Undisclosed Liabilities.  Sellers have no obligation or liability required to be reflected or reserved against in any of the Income Statements in accordance with GAAP which is not fully reflected or reserved against in such Income Statements except for liabilities which have arisen after the Income Statement Date in the ordinary course of business consistent with past practice, liabilities disclosed in the disclosure schedules delivered pursuant hereto, Excluded Liabilities and Taxes payable to Morris Communications pursuant to Sellers’ Tax sharing agreement with Morris Communications as set forth in Section 1.2(l).

3.7           Licenses and Authorizations.  All Permits required to own the Acquired Assets and to conduct the business of the Publications are held by Sellers and are in full force and effect with no violations of any of them having occurred except for any such violations which would not, individually or in the aggregate, have or be reasonably expected to have a Material Adverse Effect.  All such material Permits known by Sellers without further inquiry are listed in Schedule 3.7.  Prior to the Closing, Sellers shall update Schedule 3.7 to include all material Permits.  Except as disclosed in Schedule 3.7, no proceeding is pending or, to the knowledge of Sellers, threatened, seeking the suspension, revocation, modification, cancellation or limitation of any such Permit and, to the knowledge of Morris Communications and Sellers, there is no basis for taking any such action.

3.8           Condition and Adequacy of the Acquired Assets; Title.  Except as disclosed in Schedule 3.8, the material tangible assets included in the Acquired Assets, taken as a whole, are in adequate operating condition and repair, ordinary wear and tear excepted, and are adequate and suitable in accordance with general industry practices and applicable law for the purposes for which they are currently used.  Each of Sellers has good, valid and marketable title to all of the Acquired Assets which such Seller purports to own free and clear of all security interests, mortgages, conditional sales agreements, charges, liens and other encumbrances (collectively, the “Liens”), except for Permitted Encumbrances (as defined in Section 3.10(c) below).  All inventory of Sellers included in the Acquired Assets is useful in the ordinary course of business and operation of the Publications and none of which is slow-moving, obsolete, damaged or defective.  Without limiting the generality of any of the foregoing, except as indicated on Schedule 3.8, Sellers do not use furniture, fixtures, equipment, inventory or supplies in connection with the operation of the Publications which they do not own.  Except for the Excluded Assets or as indicated on Schedule 3.8, the Acquired Assets are, in the aggregate, all of the assets which are necessary to operate the Publications in the manner in which the Publications were operated during the 12-month period ending on the Income Statement Date and since such time, except for additions thereto and deletions therefrom in the ordinary course of business and consistent with past practice.  No asset primarily used in the Publications or the Acquired Assets is located in Morris Communications corporate headquarters or at any location not included in the Acquired Assets.

3.9           Contracts and Arrangements.Schedule 3.9 lists the following written, oral, implied or other agreements, contracts, understandings, arrangements, instruments, notes, guaranties, indemnities, representations, warranties, deeds, assignments, powers of attorney, certificates, purchase orders, work orders, insurance policies, benefit plans, commitments, covenants, assurances and undertakings of any nature relating primarily to the Publications or the Acquired Assets (collectively, the “Material Contracts”), to which any of Sellers is a party:

(a)           Sales agency or advertising representation contracts involving annual consideration of more than $100,000;
(b)           Contracts for the future construction or purchase of capital improvements, purchase of materials, supplies or equipment, or for the sale of assets involving annual consideration of more than $100,000;
(c)           Consulting contracts, employment agreements or freelance agreements involving annual consideration of more than $100,000;
(d)           Licenses or agreements involving annual consideration of more than $100,000 under which Sellers are authorized to publish materials supplied by others in future issues of the Publications;
(e)           Leases or subleases of Real Property (collectively, the “Real Property Leases”);
(f)           Leases of any personal property involving annual consideration of more than $100,000;

(g)           All contracts which are licenses and sublicenses (in which any of Sellers is licensor or licensee) involving annual consideration of more than $100,000;
(h)           Any contract for the purchase or sale of products, or other personal property, or for the furnishing or receipt of services, involving annual consideration of more than $100,000;
(i)           Any contract concerning a partnership or joint venture;
(j)           Any contract under which Sellers have created, incurred, assumed, or guaranteed any indebtedness for borrowed money or pursuant to which Sellers have advanced or loaned money;
(k)           Any contract with any Affiliates of Sellers, or any entity in which any Affiliates of Sellers holds an equity or any other economic interest;
(l)           Any contract concerning non-disclosure, confidentiality or noncompetition;
(m)           Any contract under which the consequences of a default or termination could have an effect on the business, financial condition, operations, results of operations, or future prospects of any of Sellers in an amount in excess of $100,000; or
(n)           Any other contract (or group of related contracts) the performance of which involves consideration in excess of $100,000, or cannot be terminated without penalty, payment or breach on ninety (90) days or less notice.

Schedule 3.9 also specifies those Material Contracts, the assignment of which requires the consent of a third party.  Provided that any requisite consent to the assignment of Material Contracts to Buyer is obtained, each of the contracts and leases which is assigned to and assumed by Buyer on the Closing Date is valid and in full force and effect.  There is no existing default, event of default or other event under such Material Contracts which, with or without notice or lapse of time or both, would constitute a default or an event of default by Sellers under any such contract.  To the knowledge of Seller, there is not, under any of the Material Contracts, any existing default or event of default which, with or without notice or lapse of time or both would constitute a default or event of default on the part of any other party thereto.  Prior to the Closing Date, Sellers will make available to Buyer true, correct and complete copies (or written summaries of oral contracts) of all of the Material Contracts.

3.10           Real Property.

(a)           All of the real property owned by Sellers and used primarily in the business and operation of the Publications is identified on Schedule 3.10(a), together with all buildings, structures, residences, fixtures, landscaping, utility lines, roads, driveways, fences, parking areas, contiguous and adjacent entry rights, construction in progress, and all other improvements to such real property that are owned by Sellers or any Affiliate, located in and upon such real property, and used primarily in the business and operation of the Publications, together with all rights, privileges, and easements appurtenant to the foregoing (all of the foregoing collectively referred to as the “Owned Real Property”);
(b)           Schedule 3.10(b) sets forth a complete and accurate list of all leasehold interests of Sellers used primarily in the business and operation of the Publications (the “Leased Real Property”).  The Leased Real Property and the Owned Real Property are collectively referred to as the “Real Property”.
(c)           Good and marketable fee title to each parcel of Owned Real Property disclosed on Schedule 3.10(a) is owned by Sellers set forth on such schedule, free and clear of any Liens, easements, rights-of-way, licenses, use restrictions, claims, charges, options, rights of first offer, rights of first refusal or title defects, of any nature whatsoever, except for Permitted Encumbrances (as defined below).  As used in this Agreement, the term “Permitted Encumbrances” means (i) Liens for Taxes not yet due and payable; (ii) Liens for Taxes which are being contested in good faith and by appropriate proceedings in the amount of which a reserve has been created and set forth on the Closing Date Balance Sheet; (iii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business consistent with past practice or which are being contested in good faith and by appropriate proceedings in the amount of which a reserve has been created on the Closing Date Balance Sheet (which reserve under clauses (ii) or (iii) shall, to the extent Sellers are successful in finally, definitively and irrevocably contesting any such Liens and Buyer effectively gets the benefit thereof, will upon written notice and delivery of satisfactory proof thereof, be refunded to Sellers); (iv) easements, rights-of-way, encroachments, licenses, restrictions, conditions and other similar encumbrances which do not materially interfere with the current use of any of the Owned Real Property;

(d)           Each Seller has a valid and enforceable interest in each parcel of Leased Real Property disclosed in Schedule 3.10(b) as being leased by such Seller; and
(e)           There is no action or proceeding pending or, to the knowledge of Sellers, threatened by any Governmental Authority for assessment or collection of past-due Taxes, impact fees or special assessments affecting any part of any Owned Real Property, and no condemnation or eminent domain proceeding is pending or, to the knowledge of Sellers, threatened against any part of any Real Property.
(f)           Except as set forth in Schedule 3.10(f), none of the Real Property is located within a flood plain or lakeshore erosion hazard area, fresh water wetlands as defined under applicable laws or coastal zone management area protected, regulated or controlled by any laws.
(g)           Except as set forth in Schedule 3.10(g) (which schedule is as of the date hereof prepared to Sellers’ knowledge without further inquiry and which schedule will, prior to Closing, be updated to Sellers’ knowledge after due inquiry),  (i) the Facilities are in an adequate state of repair and condition, ordinary wear and tear excepted; (ii) there are no conditions or defects which pose a significant danger to life or human health existing upon or in the Facilities; (iii) there are no structural defects in the Real Property that would adversely affect the operation of any of the Facilities as presently conducted; and (iv) there are no life safety code deficiencies or other survey requirements which are not subject to waiver or currently the subject of a plan of correction which is being implemented.
(h)           Except as set forth in Schedule 3.10(h) (which schedule is as of the date hereof prepared to Sellers’ knowledge without further inquiry and which schedule will, prior to Closing, be updated to Sellers’ knowledge after due inquiry), all buildings, structures, fixtures, building systems and equipment, and all components thereof, including the roof, foundation, load-bearing walls and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems, sewer, storm and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection, security and surveillance systems, and telecommunications, computer, wiring and cable installations, included in any Real Property (collectively, the “Improvements”) are in adequate condition and repair, have been appropriately and routinely maintained, and are sufficient for the business and operation of the Publications. Except as set forth in Schedule 3.10(h), to Sellers’ and Morris Communications’ knowledge, there are no structural deficiencies or latent defects affecting any of the Improvements and there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any respect with the use or occupancy of the Improvements or any portion thereof in the operation of the Publications as currently conducted thereon.
(i)           The current use and occupancy of the Real Property and the business and operation of the Publications as currently conducted thereon do not violate any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement affecting such Real Property except for any such violations, which would not, individually or in the aggregate, have or be reasonably expected to have a material adverse effect on such Real Property or Buyer’s intended use of such Real Property or the continued business and operation of the Publications as currently conducted therein. Sellers have not received any notice of violation of any such documents, and to their knowledge there is no basis for the issuance of any such notice or the taking of any action for such violation.
(j)           None of the Improvements encroach on any land which is not included in the Real Property or on any easement affecting such Leased Real Property, or violate any building lines or set-back lines, and there are no encroachments onto any of the Real Property, or any portion thereof, which encroachment would interfere with the use or occupancy of such Real Property or the continued business and operation of the Publications as currently conducted thereon except for any such violations, which would not individually or in the aggregate, have or be reasonably expected to have a material adverse effect on such Real Property or Buyer’s intended use of such Real Property or the continued business and operation of the Publications as currently conducted therein.
(k)            There are no taxes, assessments, fees, charges or similar costs or expenses imposed by any Governmental Authority, association or other entity having jurisdiction over the Real Property with respect to any Real Property or portion thereof which are delinquent.
(l)           Prior to the Closing, all Liens under all of Sellers’ existing secured financing arrangements will be released (the “Bank Liens”).  Notwithstanding anything to the contrary contained herein, the existence of Bank Liens shall not be considered a breach of any representation or warranty hereunder, provided such Bank Liens are released at Closing.

3.11           Intellectual Property.  Except for the Excluded Assets (as defined in Section 1.2) and any matter relating thereto, all Rights are valid, in good standing and uncontested.  The Rights include, but are not limited to, those Rights of Sellers relating to the business and operation of the Publications or related to the ownership of any of the Acquired Assets as set forth in Schedule 3.11.  Sellers possess adequate rights, licenses or other authority necessary to use and own the Acquired Assets, to use and own the Rights and to conduct the business and operations of the Publications as currently conducted.  Sellers have not received any notice with respect to any alleged infringement or unlawful or improper use of any Rights owned or alleged to be owned by others.  Neither any Affiliate of Sellers nor any officer or employee of Sellers has any interest in any Rights, all of which are free and clear of any Lien.  Sellers have no knowledge of any infringement of any of the Rights.

3.12           Litigation and Compliance with Laws.  Except as set forth on Schedule 3.12:  (a) the Publications have not been operating under or subject to, or in default with respect to, any order, writ, injunction, judgment or decree of any Governmental Authority; (b) neither Sellers nor any of their agents or Affiliates has received any inquiry, written or oral, from any such authority concerning any of the operations or business of the Publications during the two (2) year period prior to the date of this Agreement; (c) there is no litigation, claim or arbitration pending by or against, or to the knowledge of Seller or its Affiliates, threatened against, Sellers, the Publications or Sellers’  agents or Affiliates related to or affecting any of the Acquired Assets or the operation of the Publications, including without limitation, any litigation, arbitration or claim relating to any union or union activities; and (d) Sellers and their Affiliates have complied with all laws, regulations, orders or decrees applicable to Sellers, the Acquired Assets and the Publications and the present uses by Seller of the Acquired Assets and the business and operation of the Publications do not violate any such laws, regulations, orders or decrees except for any such violations, which would not individually or in the aggregate, have or be reasonably expected to have a Material Adverse Effect.

3.13           Labor Relations and Employment Issues; Employee Benefit Programs; ERISA.
(a)  Schedule 3.13(a) lists as of the date shown thereon, which date shall be no earlier than ten (10) days prior to the date hereof, the names and salaries, compensation, wages or rates of commission, date of employment (with Sellers or, if applicable, the prior owner of any of the Publications) and job title of all the full and part-time employees of Sellers primarily serving the Publications and/or the Acquired Assets (the “Publication Employees”); provided, however, that the Schedule 3.13(a) delivered concurrently with this Agreement does not include (i) independent contractors or other non-employees, or (ii) local incentive arrangements for local department heads.  Schedule 3.13(a) will be updated by Sellers prior to the Closing to reflect a date no earlier than ten (10) days prior to the Closing and to include the omitted information described in clause (ii) of the provisio of the preceding sentence.  The term “Publication Employees” does not include any of Sellers’ employees based in Sellers’ home offices in Augusta, Georgia but for purposes of this Section 3.13 does include employees, independent contractors or other persons providing services for or on behalf of the Publications.
(b)           Except as set forth in Schedule 3.13(b), (i) Sellers have not entered into any collective bargaining agreement or other contract with any employee, union, labor organization or other employee representative or group of employees and, to the knowledge of Sellers and Morris Communications, no such organization or person has made or is making any attempt to organize or represent any employees of Sellers, in each case related to the Publications and/or the Acquired Assets; (ii) there is no pending grievance or arbitration and no unsatisfied or unremedied grievance or arbitration award against Sellers or any agent, representative or employee of Sellers, in each case related to the Publications and/or the Acquired Assets and, to the knowledge of Sellers, there is no basis for any such grievance or arbitration; (iii) there is no unfair labor practice charge, pending trial of unfair labor practice charges, unremedied unfair labor practice finding or adverse decision of the National Labor Relations Board or any Governmental Authority, against Sellers or any agent, representative or employee of any of Sellers, in each case related to the Publications and/or the Acquired Assets and, to the knowledge of Sellers, there is no basis for any such unfair labor practice charge; and (iv) there is no labor dispute, strike or work stoppage pending or, to the knowledge of Sellers, threatened, in writing, with respect to Sellers or their employees, in each case related to the Publications and/or the Acquired Assets.
(c)           Without limiting the generality of Section 3.12, Sellers are in full compliance with all applicable laws, rules, regulations, standards and contracts relating to employment, in each case related to the Publications and/or the Acquired Assets, including those relating to wages, hours, working conditions, hiring, promotion, occupational health and safety (including those dealing with employee handling or use of or exposure to hazardous or toxic substances and the training of employees with respect to such substances), except for any instances of non-compliance which would not, individually or in the aggregate, have or be reasonably expected to have a Material Adverse Effect and the payment and withholding of Taxes and other similar obligations, and neither Sellers nor any of their Affiliates have received any notice of any actual or alleged violation of any such law, rule, regulation, standard or contract.  Sellers are in full compliance with all applicable affirmative action and equal employment opportunity obligations arising under any state or Federal law, regulation, executive order or ordinance or any contract or subcontract with any Governmental Authority or other entity or person except for any instances of non-compliance which would not individually or in the aggregate, have or be reasonably expected to have a Material Adverse Effect.  Sellers have withheld from the wages and salaries of its Publication Employees as is required by law and are not liable for any arrears of wages or any tax or penalty in connection therewith.
(d)           Without limiting the generality of Section 3.13, except as set forth in Schedule 3.13, and except as would not, individually or in the aggregate have or reasonably be expected to have a Material Adverse Effect, there is no employment-related claim, cause of action, grievance, judgment or other adverse charge, allegation or decision of any kind, in each case related to the Publications and/or the Acquired Assets (including any in the nature of employment discrimination of any type, breach of contract, wrongful discharge, retaliation, health, safety or right-to-know violations, child labor violations or non-payment of wages, benefits or wage supplements), under any law, rule, regulation, standard, collective bargaining agreement or other contract, pending or threatened against Sellers or any of their officers, employees or agents, and, to the knowledge of Sellers, there is no basis for any such claim, cause of action, grievance, judgment or other adverse charge or decision.
(e)           No current or former employee of Sellers has made or, to the knowledge of Morris Communications or Sellers, threatened any claim against Sellers or any of their officers, employees or agents under any law, rule, regulation, standard or contract on account of or for overtime pay (other than overtime pay for the current payroll period), wages or salary for any period other than the current payroll period, vacation, holiday or other time off or pay in lieu thereof (other than time off or pay in lieu thereof earned in respect of the current year), or any violation of any law, rule, regulation, standard or contract relating to the payment of wages, fringe benefits, wage supplements or hours of work in each case as it relates to the Publications and/or the Acquired Assets.
(f)           Neither Sellers nor Buyer are, nor immediately after the Closing will be, liable for severance pay or any other payment of monies to any Publication Employees as a result of the execution of this Agreement or the parties’ performance of its terms, or for any other reason in any way related to the consummation of the transactions contemplated hereby, including any change of ownership of the Publications.
(g)
    (i)           Sellers have delivered (or will deliver supplementally prior to Closing) to Buyer true, complete and accurate summaries of each employment, bonus, incentive, deferred compensation, pension, stock purchase, stock option, stock appreciation right, profit-sharing or retirement plan, arrangement or practice, each material medical, vacation, retiree medical, group insurance and severance pay plan, and each other material agreement or fringe benefit plan, arrangement or practice, of Morris Communication or Sellers, whether legally binding or not, including all “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which currently cover one or more Publication Employees (“Employee Benefit Programs”).  Morris Communications and Sellers and their respective ERISA Affiliates (as defined below) have complied, in all material respects, with the terms of all Employee Benefit Programs and all laws with respect to such programs, including the Code (as defined in Section 3.19) and ERISA, and no default exists with respect to the obligations of Morris Communications or Sellers or any of their respective ERISA Affiliates under any such Employee Benefit Programs as it relates to the Publication Employees.  The Buyer shall not incur, and could not reasonably be expected to incur (by operation of law or otherwise), any liability under any Employee Benefit Program and/or other employee benefit or compensation plans, programs or arrangements associated with the Publications, Morris Communications, Sellers or their respective ERISA Affiliates, as part of the transactions contemplated by this Agreement or otherwise,  except to the extent of liabilities for paid time off that are included as Assumed Liabilities pursuant to Section 1.3(a)(iv).
    (ii)           Except as set forth on Schedule 3.13(g), neither Morris Communications, Sellers nor any of their respective ERISA Affiliates has made a complete or partial withdrawal, within the meaning of Section 4201 of ERISA, from any multiemployer plan which covered one or more employees of Sellers, in each case related to the Publications and/or the Acquired Assets which has resulted in, or could result in, any withdrawal liability.  Except as set forth on Schedule 3.13(g) none of Sellers nor, to Sellers’ knowledge, any predecessor owner of any of the Publications have, nor have Sellers’ or Morris Communications’ or any of their respective ERISA Affiliates, ever maintained or contributed to a multiemployer plan.
    (iii)           Neither Morris Communications, Sellers nor any of their respective ERISA Affiliates has provided or is required to provide, security to any pension plan or to any single-employer plan which covered one or more employees of the Publications at any time during 2006-2007 pursuant to Section 401(a)(29) of the Code.
    (iv)           Sellers, Morris Communications and their respective ERISA Affiliates have complied in all material respects with the health care continuation coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, Section 4980B of the Code, Title I Part 6 of ERISA, in each case related to the Publication Employees and any similar state group health plan continuation law, together with all regulations and proposed regulations promulgated thereunder with respect to any events occurring prior to and including the Closing Date.
    (v)           “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.  “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

3.14           [INTENTIONALLY OMITTED]

3.15           Changes.  Except as shown on Schedule 3.15 to this Agreement, since the Income Statement Date, Sellers have not, with respect to the business and operation of the Publications: (a) mortgaged, pledged or subjected to a Lien, any of the Acquired Assets; (b) sold, leased, removed or transferred any material asset used or useful in the business or operation of the Publications; or (c) increased the compensation payable or to become payable to any Publication Employee or agent, except increases in accordance with historical practices.

3.16           Environmental Matters.

(a)           Except as set forth on Schedule 3.16, Sellers have, with respect to the ownership and operation of the Publications and Real Property, obtained all Permits (as defined below) required under all Environmental Laws and are in compliance with all Environmental Laws and with all such Permits and there have been no violations of the Environmental Laws or Permits having or reasonably expected to have a Material Adverse Effect.  For purposes of this Agreement, “Environmental Law” means all Legal Requirements and Permits concerning land use, public health, safety, welfare, or the environment, including without limitation the Resource Conservation and Recovery Act, (42 U.S.C. §§ 6901 et seq.), as amended, and the Comprehensive Environmental Response, Compensation, and Response Act (42 U.S.C. §§ 9601 et seq.), as amended (“CERCLA”).  For purposes of this Agreement, “Legal Requirements” means any statute, ordinance, code or other law (including the common law), rule, regulation, order, notice, standard, procedure, guideline, or requirement enacted, adopted, applied or issued by any Governmental Authority, including, without limitation judicial decisions applying or interpreting  any such Legal Requirement.  For purposes of this Agreement, “Permit” shall mean any permit, license, consent, authorization, approval, franchise privilege, waiver, exception, variance, exclusionary or inclusionary orders and other concessions.  All such Permits are current and in full force and effect;
(b)     Except as set forth on Schedule 3.16, with respect to the business, ownership and/or operation of the Publications and Real Estate, Sellers have not received and, to the knowledge of Sellers, no other person has received, any notice from any Governmental Authority to the effect that Sellers have performed, failed to perform, or suffered any act, or that a condition exists, which might reasonably give rise to liability to Sellers under CERCLA, nor have Sellers, or, to the knowledge of Sellers, any other person, submitted any notice pursuant to section 103 of CERCLA to, or responded to any request for information pursuant to section 104 of CERCLA from, any Governmental Authority;
(c)     Except as set forth on Schedule 3.16, Sellers have not caused or contributed to the release or threat of release of any Hazardous Substance, and to the knowledge of Sellers there exists no Hazardous Substance released, threatened to be released, disposed, discharged, dumped or spilled on, at, beneath, from or to the Real Property (including without limitation any surface waters or groundwaters thereon).  For purposes of this Agreement, “Hazardous Substance” means any element, material, chemical, compound, mixture or solution defined, designated, listed, classified or regulated under any Environmental Law;
(d)     Except as set forth on Schedule 3.16, to the knowledge of Sellers, no Hazardous Substance used, generated or handled by the Publications on the Real Property or elsewhere has been released, disposed, discharged, dumped or spilled on, or migrated to or from, any other real property;
 (e)     Sellers have provided to Buyer true and complete copies of all non-proprietary audits, data, reports, investigations or other materials conducted in respect of or concerning the environmental condition of the Real Property or the Publications that are in  their possession, custody or control; and
(f)     Except as set forth on Schedule 3.16, to the knowledge of Sellers, no underground storage tanks or asbestos containing materials are or have been located in, on or under any portion of the Real Property or structures thereon.

3.17           [INTENTIONALLY OMITTED]

3.18           Insurance. Schedule 3.18 sets forth a true, correct and complete list of all claims made by Sellers or Morris Communications under insurance policies of any kind or nature maintained as of the date of this Agreement by or on behalf of Sellers or Morris Communications and relating to the Publications and/or the Acquired Assets which are still outstanding, setting forth as to each claim the date, nature and amount thereof and its current status, excluding claims for employee health benefits or other amounts under Employee Benefit Programs, which amounts and claims are Excluded Liabilities.

3.19           Taxes.

(a) “Code” means the Internal Revenue Code of 1986, as amended.
(b)           “Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code § 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the tax liability of any other person or entity.
(c)           “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
(d)           Except as set forth in Schedule 3.19, with respect to the Publications and/or the Acquired Assets Sellers have timely filed, after giving effect to any applicable extensions, all Tax Returns required to be filed by them, and all such Tax Returns were complete and correct at the time of filing and continue to be complete and correct and were prepared in substantial compliance with all applicable laws and regulations.  Sellers have timely paid, after giving effect to any applicable extensions, all taxes required to be paid by them with respect to the Publications and/or the Acquired Assets whether or not shown on a Tax Return except amounts being contested in good faith by appropriate proceedings.  Sellers are currently not the beneficiary of any extension of time within which to file any Tax Return.
(e)           No representative of any taxing authority is asserting in writing or orally any material Tax deficiency with respect to the Publications and/or the Acquired Assets that has not been adequately reserved for, and no liens in respect of Taxes exist (other than liens for Taxes not yet due or for Taxes being contested in good faith), with respect to the Acquired Assets or the Publications.  All required Tax estimates, deposits, prepayments and similar reports or payments with respect to the Publications and/or the Acquired Assets for current periods have been properly made with respect to the Publications and/or the Acquired Assets.  There are no actions, suits, proceedings, investigations or claims pending or, to the knowledge of Sellers, threatened against Sellers in respect of Taxes, nor are any material matters under discussion with any Governmental Authority relating to Taxes, to the knowledge of Sellers, no claim has ever been made by any Governmental Authority in a jurisdiction where Sellers do not file a Tax Return that any Seller is or may be subject to taxation in that jurisdiction.  No Tax Returns of Sellers currently are the subject of audit.
(f)  All Taxes that are required to be collected or withheld by Sellers with respect to the Publications and/or the Acquired Assets have been duly collected and withheld, and any such amounts that are required to have been remitted to any taxing authority have been duly remitted.

(g)            Sellers have not waived any statute of limitations in respect of Taxes with respect to the Publications and/or the Acquired Assets or agreed to an extension of time with respect to a Tax assessment or deficiency.
(h)           It is understood that Sellers are not making any representation to GateHouse Media or Buyer that Sellers’ methodologies for calculating Taxes are appropriate or correct for Tax Returns to be filed by Buyer to the extent that such Tax Returns relate to any periods after the Closing.

3.20           Investment Representations.

(a)           Sellers and Morris Communications are acquiring the Note for investment for their own account and not with a view to, or for resale in connection with, the distribution thereof in contravention of securities laws.
(b)           Sellers’ and Morris Communications’ knowledge and experience in financial and business matters are such that Sellers and Morris Communications are capable of evaluating the merits and risks of their acquisition of the Note.  Sellers acknowledge that GateHouse Media has made available to Sellers and Morris Communications, their legal and tax counsel, and their advisors, prior to the date hereof, the opportunity to ask questions of, and to receive answers from, GateHouse Media and its representatives, about GateHouse Media and access to any information, documents, financial statements, records and books (i) relative to GateHouse Media and its business and an investment in the Note, and (ii) necessary to verify the accuracy of any information furnished to Sellers and Morris Communications, including, but not limited to, the information set forth in the GateHouse Media’s reports filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
(c)           Sellers and Morris Communication are “accredited investors” as defined in Rule 501 promulgated under the Securities Act of 1933, as amended (the “Securities Act”).
(d)           Sellers and Morris Communications acknowledge that GateHouse Media and its advisors will rely on the representations and warranties of Sellers and Morris Communications contained in this Section 3.20.  for purposes of determining whether the issuance of the Note, if any, is exempt from registration under the Securities Act and other applicable securities laws.
(e)           Sellers and Morris Communications have carefully reviewed the section of GateHouse

Media’s Annual Report on Form 10-K for the year ended December 31, 2006 entitled “Risk Factors”.

3.21           Brokers.  Neither Sellers nor Morris Communications have incurred any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer or GateHouse Media could become liable or obligated.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer and GateHouse Media represent and warrant to Sellers that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date, except as may be set forth in a disclosure schedule delivered to Sellers pursuant hereto.

4.1           Organization.  Buyer is a corporation validly existing and in good standing under the laws of the State of Delaware.  GateHouse Media is a corporation validly existing and in good standing under the laws of the State of Delaware.

4.2           Authority Relative to this Agreement.  Buyer and GateHouse Media have the full power, authority and legal right to execute and deliver this Agreement and to consummate the transactions and perform its obligations as contemplated hereby without a vote of the shareholders of GateHouse Media.  The execution and delivery of this Agreement by Buyer and GateHouse Media and the consummation of the transactions contemplated hereby by Buyer and GateHouse Media have been duly and validly authorized by all necessary action, and this Agreement has been duly and validly executed and delivered by Buyer and GateHouse Media and assuming due authorization, execution and delivery by Sellers and Morris Communications, constitutes a legal, valid and binding obligation of Buyer and GateHouse Media enforceable against Buyer and GateHouse Media in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency or similar law affecting the rights of creditors generally.  Upon the execution and delivery by GateHouse Media, the Note will constitute the legal, valid and binding obligation of GateHouse Media, enforceable against GateHouse Media in accordance with its terms.

4.3           No Defaults.  The execution, delivery and performance of this Agreement by Buyer and GateHouse Media will not (a) conflict with or result in any breach of any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer, or (b) violate any law, statute, rule, regulation, order, injunction or decree of any Governmental Authority applicable to Buyer or GateHouse Media.

4.4           Non-Contravention; No Defaults.

(a)            Except as disclosed in Schedule 4.4, the execution, delivery and performance of this Agreement by Buyer and GateHouse Media will not (i) conflict with any provision of the governing documents of GateHouse Media or Buyer, (ii) result in a default (or give rise to any right of termination, cancellation or acceleration), with notice or passage of time or both, under or conflict with any of the terms, conditions or provisions of any contract, note, bond, mortgage or other instrument, obligation or agreement material to the business of GateHouse Media and its subsidiaries as a whole, except for any such defaults which would not, individually or in the aggregate, have or be reasonably expected to have a material adverse effect on GateHouse Media and its subsidiaries taken as a whole or a material adverse effect on GateHouse Media’s or Buyer’s ability to consummate the transactions contemplated hereby, or (iii) violate any law, statute, rule, regulation, order, injunction or decree Governmental Authority applicable to GateHouse Media or Buyer except for any such violations which would not individually or in the aggregate, have, or be reasonably expected to have a material adverse effect on GateHouse Media and its subsidiaries taken as a whole or a material adverse effect on GateHouse Media’s Buyer’s ability to consummate the transactions contemplated hereby.
(b)           Except for notices and filings required to be delivered to GateHouse Media’s banks and except for the requirements of the Hart-Scott-Rodino Act, neither GateHouse Media nor Buyer is required to submit any notice, report or other filing with, or obtain any consent, approval or waiver from, any Governmental Authority or any other third party in connection with the execution, delivery or performance of this Agreement  or the consummation of the transactions contemplated hereby, except for any such failure which would not individually or in the aggregate have or be reasonably expected to have a material adverse effect on GateHouse Media’s or Buyer’s ability to consummate the transactions contemplated hereby.

4.5           Financial Capability.  Buyer, on the Closing Date will have, sufficient funds unconditionally available to it (without the need to obtain any additional bank or other additional third party financing commitment) to pay to Sellers the Purchase Price and otherwise to satisfy all of its obligations under this Agreement.

4.6           Reports and Financial Statements.  Since October 26, 2006, GateHouse Media has filed with the SEC all forms, reports and documents required to be filed by it under each of the Securities Act and the Exchange Act, and the respective rules and regulations thereunder, all of which complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder.  The audited consolidated financial statements of GateHouse Media included in such reports have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of GateHouse Media as at the dates thereof and the results of its operations and changes in financial position for the periods then ended subject, in the case of unaudited interim financial statements, to normal year-end and audit adjustments and any other adjustments as described therein.

4.7           Absence of Certain Changes or Events.  Since June 30, 2007, except as disclosed in any of GateHouse Media’s Current Reports on Form 8-K or Quarterly Reports on Form 10-Q filed subsequently to June 30, 2007, there has not been any material adverse change in the financial condition or in the results of operations or the businesses, properties, assets, liabilities or prospects of GateHouse Media and its subsidiaries, taken as a whole.

4.8           Brokers.  There is no broker or finder or other person who would have any valid claim against any Sellers or Morris Communications for a commission or brokerage in connection with this Agreement or the transactions contemplated hereby as a result of any agreement, understanding or action by Buyer or GateHouse Media.

ARTICLE V.
PRE-CLOSING COVENANTS OF SELLERS AND BUYER PENDING THE CLOSING DATE

Each of Morris Communications, Sellers, Buyer and GateHouse Media, as applicable, covenant and agree that from the date hereof to and including the Closing Date:

5.1           Maintenance of Business.  Sellers shall continue to carry on the business and operation of, and maintain the books, accounts and records of, the Publications in substantially the same manner as heretofore in the ordinary course of business and shall maintain the properties, machinery, equipment and other Acquired Assets used in the business of the Publications in substantially the same manner as heretofore in the ordinary course of business consistent with past practice.

Except as set forth on Schedule 5.1, prior to the Closing Date, Sellers will not, with respect to the Publications, without the prior written consent of Buyer, which will not be unreasonably withheld, conditioned or delayed:

(a)           (i) Make any change in circulation practices, or promotional, marketing or premium practices of the Publications, other than changes in the ordinary course of business which changes are not material, or (ii) make any change in policies for the pricing of circulation or advertising of the Publications except for changes in the ordinary course of business which changes are not material;
(b)           Sell, lease, remove, transfer or agree to sell, lease, remove or transfer any of the Acquired Assets without replacement thereof with an asset of substantially equivalent kind, condition and value and except in the ordinary course of business consistent with past practice;
(c)           Enter into or amend any contract of employment or collective bargaining agreement, or permit or commit to any increases or changes in the compensation (including, but not limited to, bonus, pension, profit-sharing, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement) of any Publication Employee or any independent contractor or other person providing services to any of Sellers primarily as it relates to the Publications and/or the Acquired Assets, except for increases in accordance with historical practices and except in the ordinary course of business consistent with past practice;
(d)           Enter into or amend any contract or commitment as it relates to any of the Publications involving annual consideration of more than $25,000 individually or $250,000 in the aggregate, waive any right or enter into any other transaction, other than as permitted by other provisions of this Agreement;
(e)           Sell, assign, transfer, license or permit to lapse any material Right;
(f)           Make any material change in any of the Real Property or fail to maintain the Real Property or other Acquired Assets in adequate repair and condition, ordinary wear and tear excepted; or cancel or fail to renew any of the current insurance policies or any of the coverage thereunder maintained for the protection of any of the Real Property or the other Acquired Assets;
(g)           Except for Permitted Encumbrances, encumber any of the Acquired Assets or permit any of the Acquired Assets to become subject to any Lien;
(h)           Enter into any contracts, agreements or arrangements (written or oral) with any Affiliate except those that would not create an Assumed Liability; or
(i)           Take any action that would otherwise require disclosure to be made on Schedule 3.4.

5.2           Organization; Goodwill.  Sellers shall use its reasonable efforts to preserve the business organization of the Publications intact and preserve the goodwill of the Publications’ suppliers, customers and others having business relations with them.

5.3           Access to Facilities, Files and Records.  At the reasonable request of Buyer and subject to the need to preserve the confidentiality of this transaction prior to Closing in order to preserve relationships with employees and customers, Sellers and Morris Communications shall give or cause to be given to the officers, employees, accountants, counsel and authorized representatives of Buyer (a) access after prior notice during normal business hours to all Facilities, property, accounts, books, minute books, deeds, title papers, licenses, agreements, contracts, Tax Returns (other than Federal and State income Tax Returns), records and files of every character, equipment, machinery, fixtures, furniture, vehicles, notes and accounts payable and receivable and inventories primarily related to the Publications, and (b) all such other information concerning the Acquired Assets and affairs of the Publications as Buyer may reasonably request.  With the consent and supervision of Sellers, Sellers and Morris Communications shall permit representatives of Buyer to perform inspections of the Real Property and the structures located thereon and to perform surveys, environmental assessments, sampling and audits as Buyer may request with respect to the Acquired Assets.

5.4           Representations and Warranties.  Sellers and Morris Communications shall give detailed written notice to Buyer and GateHouse Media promptly upon the occurrence of or becoming aware of the impending or threatened occurrence of any event which would cause or constitute a breach, or would have caused a breach had such event occurred or been known to Sellers or Morris Communications prior to the date hereof, of any of Sellers’ or Morris Communications’ representations or warranties contained in this Agreement or in any schedule delivered pursuant hereto.  Buyer and GateHouse Media shall give detailed written notice to Sellers promptly upon becoming aware of any inaccuracy in any of the representations or warranties in Article III or any other breach of this Agreement, which notice shall not waive or otherwise limit any of  GateHouse Media’s or Buyer’s rights or remedies hereunder.  From time to time on or prior to the Closing, Sellers and Morris Communications shall supplement or amend any schedules delivered in connection herewith with respect to any matter arising after the date hereof, which, if arising prior to the date of this Agreement, would have been required to be set forth or described in such schedule or which is necessary to correct any information in such schedule which has been rendered inaccurate as a result of a matter arising after the date hereof and such amendment shall not be deemed to create a breach of any representation or warranty.

5.5           Corporate Action.  Subject to the provisions of this Agreement, Sellers and Morris Communications will take all necessary action required of them to carry out the transactions contemplated by this Agreement.

5.6           Consents.

 (a)           Sellers will use commercially reasonable efforts to obtain or cause to be obtained prior to the Closing Date consents to the assignment to or assumption by Buyer of all of the Material Contracts which require the consent of any third party by reason of the transactions provided for in this Agreement as shown on Schedule 3.9 and Schedule 3.10(b); provided, however, that Sellers shall not be required to make any payments or to incur any obligations to third parties in connection with the obtaining of any such consent.
(b)           Nothing in this Agreement shall be deemed to be a condition to Closing or to constitute or require the transfer or assignment or the attempt to transfer or assign any of the Acquired Assets if the attempted transfer or assignment thereof, without the consent of a third party, would adversely affect in any way the rights of any of Sellers or Morris Communications, on the one hand, or Buyer or GateHouse Media, on the other hand or, in Buyer’s opinion, would adversely affect any of the Publications or the Acquired Assets.  If any such consent shall not have been obtained at or prior to the Closing, or the attempted transfer or assignment of any of the Acquired Assets at the Closing would have an adverse effect on Sellers or Morris Communications, on the one hand, or Buyer, GateHouse Media, the Publications or the Acquired Assets on the other hand, or on Buyer’s rights thereto or Buyer would not in fact receive the rights thereto, (i) Sellers will cooperate with Buyer in any reasonable arrangement designed to provide for Buyer the rights thereto and benefits thereunder, including, without limitation, (A) enforcing for the benefit of Buyer any or all rights of Sellers under any contract, commitment or other agreement against any other party thereto, or (B) at Buyer’s election, not transferring, conveying, assigning or delivering to Buyer at the Closing, and retaining legal title to such Acquired Asset, while permitting Buyer the possession and use of such Acquired Asset for Buyer’s account and with Buyer receiving the benefits and bearing the burdens of such Acquired Asset as if such Acquired Asset had been so transferred, conveyed, assigned and delivered, and (ii) Sellers will take all reasonable appropriate further action to obtain such consents, approvals or novations as may be required under applicable laws or otherwise to effect the transfer or assignment of such Acquired Asset to Buyer.  Pending the obtaining of such consents, approvals or novations, Buyer will continue performance of any remaining unfulfilled obligations of Sellers under any contract, commitment or other agreement constituting such an Acquired Asset in the same manner as though Buyer rather than Sellers was a party to such contract, commitment or agreement, with Buyer receiving the benefits and bearing the burdens thereof.  Sellers agree to remit to Buyer all collections received in respect of any such Acquired Asset promptly on receipt thereof less any amount due Sellers from Buyer with respect to such Acquired Assets.  Expenses incurred in connection with actions taken pursuant to this Section 5.6(b) shall be borne in such a manner as to place Sellers and Buyer in the economic positions in which they would have been had such Acquired Asset been transferred, conveyed, assigned or delivered at Closing.

5.7           Confidential Information.  If for any reason the transactions contemplated in this Agreement are not consummated, none of Sellers nor Morris Communications shall disclose to third parties any information designated as confidential and received from Buyer, GateHouse Media or their respective agents in the course of investigating, negotiating and completing the transactions contemplated by this Agreement.  Nothing shall be deemed to be confidential information with respect to the preceding sentence which:  (a) is known to Sellers or Morris Communications at the time of its disclosure to it; (b) becomes publicly known or available other than through disclosure by Sellers or Morris Communications; (c) is rightfully received by Sellers from a third party not known by Sellers or Morris Communications to be subject to an obligation of confidentiality; or (d) is independently developed by Sellers or Morris Communications.  If for any reason the transactions contemplated in this Agreement are not consummated, the parties acknowledge and agree that the terms of the Confidentiality Agreement dated July 19, 2007 shall continue to apply to all confidential information.

5.8           Consummation of Agreement.  Subject to the provisions of Section 10.2 of this Agreement, Sellers and Morris Communications shall use reasonable efforts to fulfill and perform all conditions and obligations on their part to be fulfilled and performed under this Agreement and to cause the transactions contemplated by this Agreement to be fully carried out.

5.9           Notice of Proceedings.  Sellers and Morris Communications will promptly notify Buyer in writing upon becoming aware of any order or decree or any complaint praying for an order or decree restraining or enjoining the consummation of this Agreement or the transactions contemplated hereunder, or upon receiving any notice from any Governmental Authority of its intention to institute an investigation into, or institute any action or proceeding to restrain or enjoin consummation of this Agreement or such transactions, or to nullify or render ineffective this Agreement or such transactions if consummated.

5.10           Interim Financial Statements.  Sellers and Morris Communications shall deliver to Buyer and GateHouse Media unaudited interim balance sheets and statements of income, changes in stockholders’ equity and cash flows for the Publications promptly but not later than twenty (20) days after the close of each of the Publications’ periodic accounting periods (and in no event less frequently than on a monthly basis), if any, that occurs between the Income Statement Date and the Closing Date.  Such interim periodic financial statements shall include financial information both for the current accounting period and for the fiscal year to date, as well as comparisons with the respective corresponding periods in the prior fiscal year.

5.11           Taxes.  Sellers shall pay all Taxes relating to the Publications or the Acquired Assets as they become due.

5.12           Audited Financial Statements; Interim Financial Statements.  If and when requested by Buyer, Sellers and Morris Communications will, within 60 days of Closing provided such request is made by November 1, 2007, cause to be delivered to Buyer an audit of the Publications’ financial statements for up to the three years ending December 31, 2006 and interim financial statements of Publications as required by financial reporting standards affecting Buyer or GateHouse Media.  Buyer shall pay Sellers’ reasonably incurred and necessary incremental third party costs and expenses for such audit.  It is understood that Sellers shall not be responsible for any delays to the extent caused by the outside auditors provided Sellers and Morris Communications use commercially reasonable efforts to promptly and fully cooperate with such auditors and timely comply with their requests.

5.13           Title Matters.

(a)           Within five (5) days after the date of this Agreement, Sellers and Morris Communications will provide Buyer with copies of all title information in the possession of Sellers or Morris Communications, any of their respective Affiliates, or their respective agents relating to the Owned Real Property, including abstracts of title, surveys and policies of title insurance.
(b)           Within thirty (30) days after the date of this Agreement,  Buyer will obtain title commitments for a 2006 ALTA Owner’s Title Insurance Policy or Policies with respect to the Owned Real Property (each a “Title Commitment”), issued by a title company reasonable acceptable to Buyer and its lenders (the “Title Company”), in form and substance reasonably satisfactory to Buyer and its lenders.  Each Title Commitment will be accompanied by readable copies of all documents cited as exceptions to title therein (the “Underlying Documents”), which will be certified by the Title Company as true, correct and complete copies of the Underlying Documents.  Buyer, at its option, may obtain survey maps of the Owned Real Property (each a “Survey”) acceptable to the title insurance company providing the Title Commitments, prepared and certified in accordance with generally accepted professional standards by a duly licensed land surveyor, dated after the date of this Agreement.  Buyer shall provide Sellers with legible copies of the Title Commitments, exception documents and other instruments referenced therein and survey maps, if any, promptly following Buyer’s receipt thereof.  Buyer will bear all costs of any surveys and the costs of such Title Commitments and any title policies issued pursuant to the Title Commitments.
(c)           Buyer will have twenty (20) days after its receipt of a Title Commitment and the related Survey to review each of them and to notify Sellers in writing of any exceptions other than exceptions to the Title Commitment to which Buyer reasonably objects, other than Permitted Encumbrances (the “Title Objections”).  If prior to Closing any Title Objection or other Lien is asserted against any of the Owned Real Property by, through or under Sellers or any of their Affiliates that is not a Permitted Encumbrance, Sellers and Morris Communications will, at their sole expense, either (i) obtain the release of such Title Objection or Lien, (ii) obtain title insurance covering such Title Objection or Lien, (iii) provide alternative arrangements, satisfactory to Buyer in its sole discretion, which provide Buyer the full economic benefit of the ownership of the affected Owned Real Property without any of the risk associated with or relating to such Title Objections or Lien or (iv) remove such particular parcel of the Owned Real Property from the Acquired Assets being transferred upon written notice to Buyer, and with an equitable adjustment to the Purchase Price in accord with the agreed upon allocation of Purchase Price described in Section 1.7   If Sellers fail to cure or address, prior to Closing, all Title Objections with respect to any particular parcel of the Owned Real Property as provided above, then Buyer may either (A) consummate the transactions contemplated hereby, notwithstanding the Title Objections, with an equitable adjustment to the Purchase Price described in Section 1.7 or (B) terminate this Agreement.
(d)           Any matters shown on a Title Commitment or Survey to which Buyer does not object during the twenty (20) day period set forth in Section 5.13(c), or to which any Title Objection is waived by Buyer, will become Permitted Encumbrances.

5.14.                      Buyer’s Representations and Warranties.  Buyer and GateHouse Media shall give detailed written notice to Sellers promptly upon the occurrence of or becoming aware of the impending or threatened occurrence of any event which would cause or constitute a breach, or would have caused a breach had such event occurred or been known to Buyer and GateHouse Media prior to the date hereof, of any of the representations and warranties of Buyer contained in this Agreement.

5.15           Corporate Action.  Subject to the provisions of this Agreement, each of Buyer and GateHouse Media, on one hand, and Sellers and Morris Communications, on the other hand, will take all necessary corporate and other action required of them to carry out the transactions contemplated by this Agreement.

5.16  Consummation of Agreement.  Subject to the provisions of Section 10.2 of this Agreement, each of Buyer and GateHouse Media shall use its reasonable efforts to fulfill and perform all conditions and obligations on its part to be fulfilled and performed under this Agreement and to cause the transactions contemplated by this Agreement to be fully carried out.
5.17  Notice of Proceedings.  Buyer and GateHouse Media will promptly notify Sellers in writing upon becoming aware of any order or decree or any complaint praying for an order or decree restraining or enjoining the consummation of this Agreement or the transactions contemplated hereunder, or upon receiving any notice from any Governmental Authority of its intention to institute an investigation into, or institute any action or proceeding to restrain or enjoin the consummation of this Agreement or such transactions, or to nullify or render ineffective this Agreement or such transactions if consummated.

5.18           No Solicitation; Acquisition Proposals.  Except following a termination in accordance with Section 10.2, Morris Communications and Sellers agree that they will not, directly or indirectly, through any officer, director, employee, partner, stockholder, agent, or Affiliate or otherwise, except in furtherance of the transactions of the type contemplated by this Agreement (a) solicit, initiate, or encourage submission of proposals or offers from any person relating to any transactions of the type contemplated herein or to the direct or indirect purchase of any of the Acquired Assets, the Publications (collectively, an “Acquisition Proposal”), (b) participate in any discussions or negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with or assist, facilitate, or encourage, any Acquisition Proposal by any person, (c) enter into any agreement, arrangement, or understanding with respect to any Acquisition Proposal, or (d) sell, transfer, or otherwise dispose of, or enter into any agreement, arrangement, or understanding with respect to, any interest in the Acquired Assets.

5.19           Phase I Environmental Site Assessment.  Buyer may obtain Phase I Environmental Reports (prepared in accordance with ASTM standards) for the Real Property certified to Buyer and prepared by independent consultants approved by Buyer (“Real Property Phase I Reports”), the results of which shall be satisfactory to Buyer in its sole discretion, subject to the remainder of this Section 5.19.  Sellers and Morris Communications shall fully cooperate with Buyer and Buyer’s representatives and exercise commercially reasonable efforts to cause all third parties to fully cooperate with Buyer and Buyer’s representatives in obtaining the Real Property Phase I Reports.  Upon Buyer’s review of the Real Property Phase I Reports, Buyer shall notify Sellers in writing of any matters set forth therein to which Buyer reasonably object or has concerns (the “Environmental Objections”).  Sellers may cure prior to Closing, at their sole expense, all of the Environmental Objections, to the sole satisfaction of Buyer either by (i) the remediation/repair of such Environmental Objections, (ii) the procurement of insurance endorsements for the benefit of GateHouse Media and Buyer providing full and complete coverage against loss or damage as a result of such Environmental Objections,  (iii) providing alternative arrangements, satisfactory to Buyer in its sole discretion, providing Buyer the full economic benefit of the ownership of the affected Owned Real Property without any of the risk associated with or relating to such Environmental Objections or (iv) remove such particular parcel of the Owned Real Property from the Acquired Assets being transferred upon written notice to Sellers, and with an equitable adjustment to the Purchase Price in accord with the agreed upon allocation of Purchase Price described in Section 1.7.  If Sellers fail to cure or address, prior to Closing, all Environmental Objections with respect to any particular parcel of the Owned Real Property as provided above, then Buyer, in its sole discretion may either (A) consummate the transactions contemplated hereby, notwithstanding the Environmental Objections, with an equitable adjustment to the Purchase Price described in Section 1.7 or (B) terminate this Agreement.

5.20           Bulk Transfer Laws.  The parties hereby waive compliance with the provisions of the applicable bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

ARTICLE VI.
ADDITIONAL COVENANTS

6.1	No Securities Transactions.

(a)           Neither Morris Communications, Sellers nor any of their respective managers, members or officers or any of their Affiliates, directly or indirectly, shall engage in any transactions involving the securities of GateHouse Media prior to the time of the making of a public announcement of the transactions contemplated by this Agreement. Morris Communications and Sellers shall use their commercially reasonable efforts to ensure compliance with the foregoing requirement.
(b)           None of GateHouse Media, Buyer nor any of their respective managers, members or officers or any of their Affiliates, directly or indirectly, shall engage in any transactions involving the securities of Morris Publishing prior to the time of the making of a public announcement of the transactions contemplated by this Agreement. GateHouse Media and Buyer shall use their commercially reasonable efforts to ensure compliance with the foregoing requirement.

ARTICLE VII.
CONDITIONS TO THE OBLIGATIONS OF SELLERS

The obligations of Sellers and Morris Communications under this Agreement are, at their option, subject to the fulfillment of the following conditions prior to or at the Closing Date:

7.1           Representations, Warranties and Covenants.

(a)           The representations and warranties of Buyer and GateHouse Media contained in this Agreement and in any statement, certificate, schedule or other document delivered by Buyer and GateHouse Media pursuant hereto or in connection with the transactions contemplated hereby, shall have been true and accurate as of the date when made and shall be deemed to be made again on and as of the Closing Date and shall then be true and accurate, except for untrue or inaccurate representation or warranties which would not, in the aggregate, impair Buyer’s or GateHouse Media’s ability to fulfill its obligations under this Agreement or have a Material Adverse Effect on GateHouse Media and its subsidiaries, taken as a whole;
(b)           Buyer and GateHouse Media shall have performed and complied in all material respects with each and every covenant and agreement required by this Agreement to be performed or complied with by them prior to or at the Closing Date, and shall have delivered all agreements and documents contemplated by Section 2.3, other than the delivery by Buyer and GateHouse Media of the Purchase Price and the instrument of assumption, each of which shall be delivered as of the Closing; and
(c)           Buyer and GateHouse Media shall have delivered to Sellers a certificate of an appropriate officer of Buyer and GateHouse Media, dated the Closing Date, certifying to the fulfillment of the conditions set forth in Sections 7.1(a) and 7.1(b) above.

7.2           Proceedings.

(a)           No action or proceeding shall have been instituted before any  Governmental Authority to restrain or prohibit, or to obtain substantial damages in respect of, the consummation of the transactions contemplated by this Agreement which, in the reasonable opinion of Sellers, may be expected to result in an award of substantial damages or have a Material Adverse Effect on GateHouse Media and its subsidiaries, taken as a whole;
(b)           None of the parties to this Agreement shall have received written notice from any Governmental Authority of (i) its intent to institute any action or proceeding to restrain or enjoin or nullify this Agreement or the transactions contemplated hereby, or to commence any investigation (other than a routine letter of inquiry), into the consummation of this Agreement, or (ii) the actual commencement of such an investigation.  In the event such a notice of intent is received or such an investigation is commenced, this Agreement may not be terminated by Sellers for a period of ninety (90) days from the date of such notice of intent or notice of commencement, but Closing shall be delayed during such period.  This Agreement may be terminated after this ninety (90)-day period if, in the reasonable opinion of Sellers, there is a likely probability that an investigation will result in an action or proceeding of the type described in clause (a) of this Section 7.2; and
(c)           At the Closing Date, there shall be no injunction, restraining order or decree of any nature of any Governmental Authority in effect which restrains or prohibits the consummation of the sale and purchase of the Acquired Assets as contemplated by this Agreement.

7.3           Hart-Scott-Rodino.  The waiting period (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated, and all other authorizations, consents and approvals of Governmental Authority required for consummation of the transactions contemplated hereby shall have been obtained.

ARTICLE VIII.
CONDITIONS TO THE OBLIGATIONS OF GATEHOUSE MEDIA AND BUYER

The obligations of GateHouse Media and Buyer under this Agreement are, at their option, subject to the fulfillment of the following conditions prior to or at the Closing Date.

8.1           Representations, Warranties and Covenants.

(a)           The representations and warranties of Sellers and Morris Communications contained in this Agreement and in any statement, deed, certificate, schedule or other document delivered pursuant to this Agreement or in connection with the transactions contemplated hereby, shall have been true and accurate as of the date when made and shall be deemed to be made again on and as of the Closing Date and shall then be true and accurate;
(b)           Sellers and Morris Communications shall have performed and complied in all material respects with each and every covenant and agreement required by this Agreement to be performed or complied with by them prior to or at the Closing Date, and shall have delivered all agreements and documents contemplated by Section 2.2, other than delivery to Buyer of the instruments conveying the Acquired Assets to Buyer which shall be delivered as of the Closing; and
(c)           Sellers and Morris Communications shall have delivered to Buyer certificates of appropriate officers of Sellers, dated the Closing Date, certifying to the fulfillment of the conditions set forth in Sections 8.1(a) and 8.1(b) above.

8.2           Proceedings.

(a)           No action or proceeding shall have been instituted before any Governmental Authority to restrain or prohibit, or to obtain substantial damages in respect of, the consummation of this Agreement which, in the reasonable opinion of Buyer, may be expected to result in an award of such substantial damages;
(b)           None of the parties to this Agreement shall have received written notice from any Governmental Authority of (i) its intent to institute any action or proceeding to restrain or enjoin or nullify this Agreement or the transactions contemplated hereby, or to commence any investigation (other than a routine letter of inquiry), into the consummation of this Agreement, or (ii) the actual commencement of such an investigation.  In the event such a notice of intent is received or such an investigation is commenced, this Agreement may not be terminated by Buyer for a period of ninety (90) days from the date of such notice of intent or notice of commencement, but Closing shall be delayed during such period.  This Agreement may be terminated after this ninety (90)-day period if, in the reasonable opinion of Buyer, there is a likely probability that an investigation will result in an action or proceeding of the type described in clause (a) of this Section 8.2; and
(c)           At the Closing Date, there shall be no injunction, restraining order or decree of any nature of any Governmental Authority or body in effect which restrains or prohibits the consummation of the sale and purchase of the Acquired Assets contemplated by this Agreement.

8.3           Hart-Scott-Rodino.  The waiting period (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated, and all other authorizations, consents and approvals of Governmental Authority required for consummation of the transactions contemplated hereby shall have been obtained.

8.4           Consents.  Sellers shall have obtained the consents set forth on Schedule 3.9 and Schedule 3.10(b), all of which shall be reasonably satisfactory to Buyer in form and substance.

8.5           Title Insurance.  Buyer shall have received and be satisfied with the Title Commitments for the Owned Real Property in accordance with the requirements of Section 5.13.

8.6           Real Property Phase I Reports.   The Real Property Phase I Reports shall be performed at each Real Property and a copy of the Real Property Phase I Reports shall be satisfactory to Buyer in accordance with the requirements of Section 5.19.

8.7           Landlord Estoppel Certificates.  Sellers shall have obtained and delivered to Buyer an estoppel certificate with respect to each of the Leases dated no more than thirty (30) days prior to the Closing Date, from the other party to such Lease, in form and substance reasonably satisfactory to Buyer.

ARTICLE IX.
INDEMNIFICATION

9.1           Survival; Limitations.

(a)           The representations and warranties of the parties contained in or made pursuant to this Agreement shall be deemed to have been made on the date hereof and on the Closing Date, shall survive the Closing Date and shall remain operative and in full force and effect for the period ending 18 months thereafter (the “Survival Period”); provided that if on or prior to the expiration of the Survival Period, a notice of claim for indemnification shall have been given in accordance with Section 9.4 hereof, the indemnified party shall continue to have the right to be indemnified with respect to such indemnification claim until such claim for indemnification has been satisfied or otherwise resolved as provided in this Article IX; and provided further that the representations and warranties contained in, Section 3.16 (‘Environmental Matters’), Section 3.19 (‘Taxes’)
and Section 3.20 (‘Investment Representations’) shall survive until the expiration of the applicable statute of limitations period plus 90 days and the representations and warranties contained in Sections 3.2 (‘Authority Relative to the Agreement’), 3.21 (‘Brokers’), 4.2 (‘Authority Relative to the Agreement’) and 4.8 (‘Brokers’) and all covenants and agreements made by any party hereunder which are to be performed after the Closing Date shall survive without time limit, with the exception of Sections 9.2(a) and 9.3(a), which shall only remain operative and in full force and effect as long as indemnification with respect to the underlying representation and warranty remains available in accordance with the foregoing provisions of this Section 9.1(a) (including as extended pursuant to the first proviso hereof).
(b)           Except for any Loss and Expense (as defined in Section 9.2) suffered by Buyer based on the breach of any representation or warranty contained in Section 3.16 (‘Environmental Matters’), Section 3.19 (‘Taxes’) and Section 3.20 (‘Investment Representations’) or resulting from fraud or willful misconduct by Sellers or Morris Communications, Buyer and/or GateHouse Media shall not be entitled to indemnification under this Agreement for any indemnification claim under Section 9.2(a) until the aggregate Loss and Expense suffered by Buyer and/or GateHouse Media subject to indemnification under Section 9.2(a) of this Agreement exceeds $1,000,000 (the “Threshold”).  Once the Threshold has been reached, Buyer and/or GateHouse Media shall be entitled to full indemnification from Sellers pursuant to Section 9.2(a) below for the aggregate amount of Loss and Expense suffered by Buyer and/or GateHouse Media, in excess of the Threshold.  Notwithstanding the foregoing, the Threshold shall not apply to any adjustments under Section 1.6, any Loss and Expense suffered by Buyer and GateHouse Media based on any breach of any representation or warranty contained in , Section 3.16 (‘Environmental Matters’), Section 3.19 (‘Taxes’) or Section 3.20 (‘Investment Representations’) or resulting from fraud or willful misconduct by Sellers or Morris Communications or to any indemnification claim related to covenants and agreements made by any party hereto which are to be performed after the Closing Date.
(c)           Sellers’ and Morris Communication’s maximum aggregate liability to Buyer and GateHouse Media for indemnification claims under Section 9.2(a) of this Agreement with respect to any Loss and Expense shall be $11.5 million (the “Cap”); provided that the Cap shall not apply to any Loss and Expense suffered by Buyer and GateHouse Media based on any breach of any representation or warranty contained in Section 3.16 (‘Environmental Matters’), Section 3.19 (‘Taxes’) or Section 3.20 (‘Investment Representations’) or resulting from fraud or willful misconduct by Sellers or Morris Communications or any covenants and agreements made by any party hereto which are to be performed after the Closing Date.  Except with regard to compensation for claims paid to third parties, no indemnifying party shall have any liability to an indemnified party for any punitive, indirect, incidental or consequential damages or loss including, without limitation, loss of revenue or loss of profits.
(d)           Except for enforcement of the Note or equitable remedies (including, without limitation, injunctive relief) and in the absence of fraud, the parties hereto acknowledge and agree that the sole and exclusive remedy of the parties, as the case may be, from and after the Closing Date with respect to any Loss and Expense whatsoever and any and all claims for breach or liability under this Agreement or any of the transactions contemplated hereby shall be solely in accordance with, and limited by, the indemnification provisions set forth in this Agreement.

9.2           Indemnification of Buyer and GateHouse Media.  Morris Communications and Sellers, jointly and severally agree to indemnify, defend and hold Buyer and GateHouse Media harmless from and against any and all damages, claims, losses, expenses, costs, fines, penalties, obligations and liabilities, including without limitation, liabilities for reasonable attorneys’ fees and disbursements net of the benefit of Tax deductions and insurance claims (collectively, “Loss and Expense”), suffered directly or indirectly by Buyer and/or GateHouse Media by reason of, or arising out of:

(a)           any breach of any representation or warranty made by Morris Communications or Sellers pursuant to this Agreement, in each case as read without regard to any materiality qualifiers or references to material adverse effect if any single Loss or Expense (or series of related Losses or Expenses in the aggregate) exceeds $50,000 (the “Materiality Threshold”), in which case Buyer and GateHouse Media shall be indemnified from the first dollar of such Loss or Expense; provided however that the Materiality Threshold shall not apply where there are no such qualifiers or references;
(b)           any failure by Morris Communications or any of Sellers to perform or fulfill any of their covenants or agreements set forth in this Agreement, in each case as read without regard to any materiality qualifiers or references to material adverse effect if any single Loss or Expense (or series of related Losses or Expenses in the aggregate) exceeds the Materiality Threshold, in which case Buyer and GateHouse Media shall be indemnified from the first dollar of such Loss or Expense; provided however that the Materiality Threshold shall not apply where there are no such qualifiers or references;
(c)           any failure by Morris Communications or any of Sellers to pay or perform when due any of their liabilities or obligations arising out of or related to the business and operation of the Publications on or prior to the Closing Date which have not been assumed by Buyer hereunder, including, but not limited to, the Excluded Liabilities;
(d)           any litigation, proceeding or claim by any third party relating to the business or operations of the Publications on or prior to the Closing Date which have not been expressly assumed by Buyer;
(e)           the Excluded Assets; or
(f)           any liability, including but not limited to any liability pursuant to any Environmental Law, arising from or related to conditions or events that occurred prior to the Closing arising from or related to the ownership of the Real Property and/or the operations of the Publications on the Real Property on or prior to the Closing Date; provided, however, that Morris Communications and Sellers shall have no liability pursuant to (i) any changes in use of the Real Property after the Closing Date which trigger clean-up standards that are more stringent than the clean-up standards applicable based on the use of the Real Property as of the Closing Date and any reasonably foreseeable or related uses and (ii) any changes in Environmental Laws after the Closing Date which result in clean-up standards that are more stringent than the clean-up standards applicable as of the Closing Date with respect to the uses of the Real Property as of the Closing Date and any reasonably foreseeable or related uses.

9.3           Indemnification of Sellers and Morris Communications.  Buyer and GateHouse Media, jointly and severally, agree to indemnify, defend and hold Sellers and Morris Communications harmless from and against any and all Loss and Expense suffered directly or indirectly by such Sellers and/or Morris Communications by reason of, or arising out of:

(a)           any breach of any representation or warranty made by Buyer or GateHouse Media pursuant to this Agreement;
(b)           any failure by Buyer or GateHouse Media to perform or fulfill any of their covenants or agreements set forth in this Agreement or the Note;
(c)           any failure by Buyer or GateHouse Media to pay or discharge on or subsequent to the Closing Date any Assumed Liabilities hereunder or any liabilities or obligations arising out of or related to the business of the Publications incurred or first required to be performed by Buyer or GateHouse Media after the Closing Date;
(d)           any litigation, proceeding or claim by any third party relating to the business or operation of the Publications after the Closing Date; or
(e)           claims made by New Employees with respect to termination of employment by Buyer after the Closing Date, including, but not limited to, any claims for improper termination or severance payments.

9.4           Notice of Claims.  If any party to the Agreement believes that it has suffered or incurred any Loss and Expense, it shall notify the other party(ies) promptly in writing and within the applicable time period specified in Section 9.1, describing such Loss and Expense, the amount thereof, if known, and the method of computation of such Loss and Expense, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Loss and Expense shall have occurred; provided, however, that the amount of the Loss and

Expense set forth in the notice shall not be a limitation on any claim for the actual amount of such Loss and Expense.

9.5           Defense of Third Party Claims.  If any action at law or suit in equity is instituted by a third party (a “Claim”) with respect to which any of the parties intends to claim a Loss and Expense under this Article IX, such party shall promptly notify the indemnifying party(ies) of such action or suit.  The indemnifying party(ies) shall have the right to conduct and control any Claim through counsel of its own choosing, but the indemnified party may, at its election, participate in the defense of any such Claim at its sole cost and expense.  If the indemnifying party(ies) does not notify the indemnified party within 10 days after receipt of the notice specified in this Section 9.5 that it is defending any such Claim, then the indemnified party may defend such Claim, and settle such Claim, through counsel of its own choosing, and recover from the indemnifying party the amount of any such settlement or of any judgment and the costs and expenses of such defense, including, but not limited to, reasonable attorneys’ fees and disbursements.

Notwithstanding the foregoing, the failure by a party to abide by these terms and conditions shall not affect the other party’s obligations to indemnify such party against Loss and Expense under this Article IX, except to the extent the indemnifying party(ies) is actually prejudiced thereby.

ARTICLE X.
MISCELLANEOUS PROVISIONS

10.1           Risk of Loss.  The risk of any loss, damage or destruction to any of the Acquired Assets to be transferred to Buyer hereunder from any cause shall be borne by Sellers at all times prior to the Closing hereunder.  Upon the occurrence of any loss or damage in excess of $100,000 to any of the Acquired Assets to be transferred hereunder prior to the Closing, Sellers shall notify Buyer of same in writing immediately stating with particularity the extent of the loss or damage incurred, the cause thereof if known and the extent to which restoration, replacement and repair of the Acquired Assets lost or destroyed will be reimbursed under any insurance policy with respect thereto.  In the event the loss exceeds $1,000,000 and the Acquired Assets cannot be substantially repaired or restored within ninety (90) days after such loss, or, without regard to the amount or duration of such loss, if production of any publication is interrupted for three (3) consecutive days resulting in a loss or expected loss of revenues following the Closing Date of $1,000,000 or more, Buyer shall have the option, exercisable by giving written notice to Sellers within 30 days after such loss, to:

(a)           Accept alternative arrangements proposed by Sellers to provide Buyer the full economic benefit of the ownership of the effected Acquired Assets or Publications;
(b)           Remove such particular Acquired Assets or the entire Publication with an equitable adjustment to the Purchase Price, in an amount subject to the reasonable consent of Sellers;
(c)           If such loss is a Material Adverse Event, either:
(i)           Terminate this Agreement unless the parties can agree to an equitable adjustment to the Purchase Price;
(ii)           Postpone the Closing until such time as the Acquired Assets have been substantially repaired, replaced or restored; or
(d)           Elect to consummate the Closing and accept the Acquired Assets in their “then” condition, in which event Sellers shall assign to Buyer all rights under any insurance claim covering the loss and pay over to Buyer any proceeds under any such insurance policy thereto received by Sellers with respect thereto.

10.2           Termination of Agreement.  This Agreement may be terminated by Sellers or Buyer at any time prior to the Closing Date:

(a)           By the mutual consent of the parties hereto;
(b)           Subject to extension under Section 7.2(b), by Sellers and Morris Communications if any of the conditions provided in Article VII hereof has not been timely met and cannot be met on or before December 31, 2007 (in each case other than as a result of a breach of this Agreement by Sellers or Morris Communications) and has not been waived, provided Sellers or Morris Communications is not then in material breach of this Agreement;
(c)           Subject to extension under Section 8.2(b), by Buyer and GateHouse Media if any of the conditions provided in Article VIII hereof has not been timely met by and cannot be met on or before December 31, 2007 (in each case other than as a result of a breach of this Agreement by

Buyer or GateHouse Media) and has not been waived, provided Buyer or GateHouse Media is not then in material breach of this Agreement;
(d)           As provided in Sections 1.4, 5.13, 5.19 or 10.1;
(e)           By Buyer if any amendment, update or supplement made by Sellers and/or Morris Communications after the date hereof to the Schedules delivered to them by or on behalf of Seller pursuant to this Agreement or any materials supplementally delivered by or on behalf of Sellers and/or Morris Communications discloses any facts or circumstances which, individually or in the aggregate, which have, or may be reasonably expected to have, a  Material Adverse Effect; or
(f)           By either Buyer or Sellers if the Closing has not occurred prior to April 1, 2008 and the other Party has not provided notice of an intention to pursue a claim for a breach of this Agreement by the terminating Party.

10.3           Liabilities Upon Termination.  In the event this Agreement is terminated pursuant to Section 10.2 above, no party hereto shall have any liability to any other party for costs, expenses, damages, loss of anticipated profits or otherwise, unless the termination occurs because of a willful and intentional breach by such party.

10.4           Expenses.  Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses.  Any sales or use Taxes or recording or transfer Taxes or fees directly related to transferring the Acquired Assets to Buyer (“Transfer Taxes”) shall be paid by Buyer.  The cost of title insurance for the Real Property purchased by Buyer hereunder shall be paid by Buyer.

10.5           Employees and Employee Benefits.

(a)           Buyer hereby agrees to offer employment, effective the day after the Closing Date, to all individuals who are, on the Closing Date, active, full or part-time Publication Employees (including employees on short-term leave).  With respect to each such Publication Employee to whom Buyer offers employment, Buyer shall offer to employ such person at a rate of total compensation substantially similar as that which was paid to such Publication Employee immediately prior to Closing.  Each Publication Employee of Sellers who accepts employment with Buyer on the Closing Date is hereinafter referred to as a “New Employee”.

(b)           Except as set forth in subsection (a) above, Buyer, in its sole discretion, shall determine what employee benefits will be made available to New Employees; provided, however, that Buyer (i) will offer medical coverage to New Employees immediately after the Closing Date; (ii) shall waive for New Employees, to the extent permitted by Buyer’s health plans, any pre-existing condition limitations and waiting periods that may apply under such health plans; and (iii) shall recognize New Employees’ service with Sellers or any of their respective Affiliates as if it were service with Buyer for purposes of satisfying any vesting requirements under any benefit plans offered by Buyer (but not for purposes of benefit accrual or for determining the amount of benefits payable under any benefit plan other than a vacation plan).  Notwithstanding the foregoing, nothing contained herein shall (i) be treated as an amendment to any particular employee benefit plan, (ii) obligate Buyer or any of its Affiliates to (A) maintain any particular benefit plan or (B) retain the employment of any particular employee (in general or at a particular rate of compensation), or (iii) give any third party the right to enforce any of the provisions of this Agreement.  Buyer retains all rights to amend or terminate any of its benefit programs in its sole discretion.
 (c)           Buyer shall be responsible for any obligations under federal, state or local plant closing statutes, including the Worker Adjustment and Retraining Notification Act of 1988, as amended (“WARN Act”), with respect to events occurring after the Closing Date other than any such obligations arising from the consummation of the transactions contemplated by this Agreement.

(d)           Sellers and Morris Communications shall be responsible for and timely pay all compensation owed to New Employees and shall be responsible for and timely provide New Employees with all benefits owed under the Employee Benefit Programs through the Closing Date.  Sellers and Morris Communications will retain all of the Employee Benefit Programs, including all employee benefit plans and pension plans, and Buyer will not assume obligations under any such programs.  Sellers shall take all necessary and appropriate action to ensure that New Employees will not continue to be active participants in the Employee Benefit Programs after the Closing Date.  Sellers and Morris Communications shall be fully and solely responsible for any costs, expenses, obligations and liabilities arising out of the pension, retirement or other benefit obligations attributable to the Employee Benefit Programs and Sellers’ current or former employees related to the period on or prior to the Closing Date.

10.6           Further Assurances and Consents.

(a)           To the extent Buyer and GateHouse Media have proceeded with Closing notwithstanding the failure of Sellers or Morris Communications to effect the deliveries contemplated by Sections 8.1(b) or 8.4, from time to time after the Closing Date, without further consideration, Sellers and Morris Communications will, at their expense, (i) execute and deliver, or cause to be executed and delivered, such documents to Buyer and GateHouse Media as Buyer and GateHouse Media may reasonably request in order to effectively vest in Buyer good and valid (and, in the case of Real Property, good and marketable) title to the Acquired Assets, and (ii) subject to Section 5.6(b), use reasonable efforts to obtain any third-party consents to the assignment to Buyer of the Material Contracts which require the consent of any third party by reason of the transactions provided for in this Agreement and which were not obtained by Sellers or Morris Communications on or before the Closing Date.

(b)           From time to time after the Closing Date, Buyer will provide Sellers with access, with reasonable prior notice and during normal business hours, to the financial records of the Publications related to the period on or prior to the Closing Date for use by Sellers in connection with Tax and/or legal proceedings related to the operation of the Publications on or prior to the Closing Date.  Buyer agrees to maintain all Tax records related to the Publications for all Tax years that remain open as of the Closing Date unless and until (i) Sellers notify Buyer in writing that any such Tax year(s) has (have) been closed or (ii) Buyer has given Sellers prior written notice of its intent to destroy such records and Sellers have not reasonably and promptly requested that such records not be destroyed.
(c)           If, in order to properly prepare its financial statements or documents to be filed with any Governmental Authority, it is necessary that any party hereto be furnished with additional information relating to the Acquired Assets or the Publications and such information is in the possession of any of the other parties hereto, such party or parties agree to use its/their best efforts to furnish such information to the requesting party without cost or expense to the requesting party, unless it is necessary for such party or parties to incur third party expenses (e.g. legal or accounting fees) in connection with such request in which case the requesting party shall reimburse the furnishing party for such third party expenses.  After the Closing Date, except to the extent otherwise noted, each of the parties hereto, shall, to the extent reasonably requested by any other party hereto: (i) assist in the preparation of Tax Returns relating to the Acquired Assets and/or the Publications, (ii) cooperate in preparing any audits by or disputes with any Governmental Authority, including but not limited to, regarding any Tax Returns, (iii) at any time after the execution of this Agreement, assist in the preparation of audited financial statements to the extent they relate to, incorporate or rely upon any information regarding the Acquired Assets and/or the Publications, including but not limited to providing relevant work papers and any certification or representation reasonably requested, (iv) make available information, records and documents relating to Taxes relating to the Acquired Assets and/or the Publications (provided that each party shall have the right to reasonably limit contact and communications to specific individuals within their respective companies), and (v) furnish copies of correspondence received from any Governmental Authority in connection with any Tax audit or information request relating to the Acquired Assets and/or the Publications.
(d)  Each of Buyer and GateHouse Media, on the one hand, and Sellers and Morris Communications on the other hand, shall use its reasonable commercial efforts, and shall cause its respective Affiliates to use their reasonable commercial efforts, to consummate the transactions contemplated by this Agreement as soon as practicable following the date hereof.  Each of Buyer and GateHouse Media, on the one hand, and Sellers and Morris Communications on the other hand, shall cooperate with the other party, and use all reasonable commercial efforts, to (a) procure all necessary and appropriate applications, notifications, filings and certifications, and satisfy all requirements prescribed by applicable law, rule on regulation for, and all conditions set forth in this Agreement to, the consummation of the Transactions contemplated hereby or thereby, and (b) effect the transactions contemplated by this Agreement at the earliest practicable date consistent with the terms hereof.  Without limiting the generality of the foregoing, each of Buyer and GateHouse Media, on the one hand, and Sellers and Morris Communications on the other hand, shall (i) cooperate in good faith and take all actions necessary, appropriate or advisable to file expeditiously and diligently with the Federal Trade Commission and the Department of Justice the materials required pursuant to the Hart-Scott

Rodino Act, (ii) use its reasonable  commercial efforts to prosecute such filings and respond to inquiries related to a favorable conclusion, (iii) not extend any waiting period under the Hart-Scott-Rodino Act or enter into any agreement not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other party, and (iv) use its reasonable commercial efforts to avoid entry of (or to have vacated or terminated) any decree, order or judgment that would restrain, prevent or delay the Closing.  In addition, subject to Sections 5.7 and 10.18 and except as prohibited by applicable law, rule or regulation, each of  Buyer and GateHouse Media, on the one hand, and Sellers and Morris Communications on the other hand, shall (x) promptly notify the other party of any written communication to such party from any Governmental Authority regarding antitrust matters and permit such other party to review in advance any proposed written communication to any such Governmental Authority, and (y) not participate in any meetings or substantive discussions with any Governmental Authority with respect to antitrust matters without offering the other party a meaningful opportunity to participate in such meetings or discussions.
(e)           If the parties are not able to agree upon the Transition Services Agreements prior to the Closing, Morris Communications and Sellers shall provide to Buyer transition services as and to the extent reasonably requested by Buyer, at Buyer’s cost (which shall be equal to Sellers’ cost), pending the execution of the Transition Services Agreements, if any.

10.7           Waiver of Compliance.  Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived only by a written instrument signed by the party granting the waiver.  Any such waiver or failure to insist upon strict compliance with a term of this Agreement shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply.

10.8           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given when delivered by hand or by facsimile transmission or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)           If to Sellers, to:
Morris Publishing Group, LLC
725 Broad Street
Augusta, Georgia 30901
Attn:
Fax No.

with a copy to:

Hull, Towill, Norman, Barrett & Salley, P.C.
801 Broad Street, 7th Floor
Augusta, Georgia  30901
Attn:  Lawton Jordan, Esq.
Facsimile: 706-722-9779

(b)           If to Buyer:
GateHouse Media Operating, Inc.
350 WillowBrook Office Park
Fairport, New York 14450
Attn:  Randy Cope
Fax No. 585-248-2631

with a copy to:

GateHouse Media, Inc.
350 WillowBrook Office Park
Fairport, New York 14450
Attn:  Polly Grunfeld Sack
General Counsel
Fax No. (585) 248-9562

(c)           If to GateHouse Media:

GateHouse Media, Inc.
350 WillowBrook Office Park
Fairport, New York 14450
Attn:                      Michael E. Reed
Chief Executive Officer
Fax No. (585) 248-2631

with a copy to:

GateHouse Media, Inc.
350 WillowBrook Office Park
Fairport, New York 14450
Attn:  Polly Grunfeld Sack
General Counsel
Fax No. (585) 248-9562

(d)           If to Morris Communications:

Morris Communications Company, LLC
725 Broad Street
Augusta, Georgia 30901
Attn:
Fax No.

with a copy to:

Hull, Towill, Norman, Barrett & Salley, P.C.
801 Broad Street, 7th Floor
Augusta, Georgia  30901
Attn:  Lawton Jordan, Esq.
Facsimile: 706-722-9779

10.9           Assignment.  This Agreement and all of its terms shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  Prior to the Closing, this Agreement shall not be assigned by any party hereto without the prior written consent of the other parties; provided, however, that Sellers may assign its rights under this Agreement with respect to the portion of the Purchase Price allocated to the Real Property in accordance with Section 1.7 to a qualified intermediary for the purpose of facilitating a tax-free like-kind exchange of real estate.  Any such assignment to a qualified intermediary shall not relieve Sellers of any obligation hereunder, and shall not require Buyer to incur any additional expense or liabilities.  Furthermore, Sellers shall reimburse GateHouse Media and Buyer for all costs and expenses (including reasonable attorney’s fees) in connection therewith.

10.10                      Governing Law.  This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York without reference to the choice of law principles thereof.  This Agreement sets forth the entire understanding of the parties, and supersedes any and all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof and shall be governed and construed under the laws of the State of New York.  Any action or proceeding involving this Agreement shall be adjudicated in a court with jurisdiction in Monroe County, New York and the parties irrevocably consent to the personal jurisdiction and venue of such court.

10.11                      Public Announcements.  Prior to the Closing, except as required by applicable law, rule or regulation, no public announcement (including an announcement to employees), press release or other disclosure to third parties concerning this Agreement or the transactions provided for herein shall be made by any party without the prior written approval of the other parties, which shall not be unreasonably withheld, conditioned or delayed.  With respect to any disclosures required by applicable law, rule or regulation, including disclosure requirements under applicable securities laws and Current Reports on Form 8-K under the Exchange Act, each party will consult with the other party and allow the other party to review the proposed disclosure prior to making any such disclosures.

10.12                      No Third Party Rights.  Nothing in this Agreement shall be deemed to create any right on the part of any person or entity not a party to this Agreement.

10.13                      Waiver of Jury Trial.  The parties hereto specifically waive any right to trial by jury in any court with respect to any contractual, tortious or statutory claim, counterclaim or crossclaim against the other arising out of or connected in any way to this Agreement because the parties hereto, each of whom are represented by counsel, believe that the complex commercial aspects of their dealing with one another make a jury determination neither desirable nor appropriate.

10.14                      Counterparts.  This Agreement may be executed via e-mail or facsimile and/or in identical counterparts and each counterpart hereof shall be deemed to be an original instrument, but all counterparts hereof taken together shall constitute a single document.

10.15                      Headings.  The article and section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

10.16                      Specific Performance.  Except as provided in Section 10.3, without limiting or waiving in any respect any rights or remedies of any of the parties hereto given under this Agreement, or now or hereafter existing at law or in equity or by statute, each of the parties hereto shall be entitled to seek specific performance of the obligations to be performed by any other party hereto, as the case may be, in accordance with the provisions of this Agreement.

10.17                      Severability.  If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

10.18                      Entire Agreement; Amendments.  This Agreement, including the Exhibits and the Schedules delivered pursuant hereto and the documents delivered hereunder, embodies the entire agreement and understanding of the parties in respect of the subject matter hereof, and supersedes all prior agreements and understandings between the parties.  This Agreement may not be amended except in a writing signed by both parties; provided, however, that the terms of that certain Confidentiality Agreement dated July 19, 2007 between Sellers and GateHouse Media shall continue to be in force and effect in accordance with its terms.  The parties have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

10.19                      Guaranties.

(a)  Morris Communications hereby guarantees to Buyer and GateHouse Media, as a primary obligor, payment and performance by Sellers of their obligations under this Agreement and under each of the other agreements contemplated hereunder to which Sellers are a party (including without limitation, all amendments hereof and thereof), in each case, subject to the terms, conditions and limitations hereof and thereof.  Morris Communications hereby waives suretyship defenses, demand, payment, protest and notice of dishonor or nonperformance of any such obligations (other than any copies of notices required to be delivered under this Agreement to Morris Communications), and no consent of Morris Communications shall be required with respect to any amendment or waiver of this Agreement (other than this Section 10.19) that is effected in accordance with this Agreement.  The liability of Morris Communications under this Agreement by reason of this Section 10.19 is primary, and neither Buyer nor GateHouse Media shall be required to make any demand on Sellers for performance of any of its obligations under this Agreement, nor to exhaust any legal, contractual or equitable remedies against Sellers, prior to proceeding against Morris Communications.
 (b)  GateHouse Media hereby guarantees to Sellers, as a primary obligor, payment and performance by Buyer of its obligations under this Agreement and under each of the other agreements contemplated hereunder to which Buyer is a party (including without limitation, all amendments hereof and thereof), in each case, subject to the terms, conditions and limitations hereof and thereof.  GateHouse Media hereby waives suretyship defenses, demand, payment, protest and notice of dishonor or nonperformance of any such obligations (other than any copies of notices required to be delivered under this Agreement to GateHouse Media), and no consent of GateHouse Media shall be required with respect to any amendment or waiver of this Agreement (other than this Section 10.19) that is effected in accordance with this Agreement.  The liability of GateHouse Media under this Agreement by reason of this Section 10.19 is primary, and neither Sellers nor Morris Communications shall be required to make any demand on Buyer for performance of any of its obligations under this Agreement, nor to exhaust any legal, contractual or equitable remedies against Buyer, prior to proceeding against GateHouse Media.

10.20                      Knowledge.  For all purposes hereunder, “to the knowledge of Morris Communications or Sellers” (or words of like import) shall mean to the actual knowledge of each of William S. Morris III, William S. Morris IV, Craig S. Mitchell, Steve K. Stone, James C. Currow, Michael Traynor and Lucy Talley, in each case after due inquiry; and “to the knowledge of GateHouse Media or Buyer” (or words of like import) shall mean to the actual knowledge of each of Michael Reed, Mark Thompson or Polly Grunfeld Sack, in each case after due inquiry.

{Signature page follows}

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, which is effective as of the date first written above.

SELLERS:

MORRIS PUBLISHING GROUP, LLC
By:           /s/
Name:                         William S. Morris IV
Title:                         President

MPG ALLEGAN PROPERTY, LLC
By:           /s/
Name:                         William S. Morris IV
Title:                         President

BROADCASTER PRESS, INC.
By:           /s/
Name:                         William S. Morris IV
Title:                         President

MPG HOLLAND PROPERTY, LLC
By:           /s/
Name:                         William S. Morris IV
Title:                         President

THE OAK RIDGER, LLC
By:           /s/
Name:                         William S. Morris IV
Title:                         President

YANKTON PRINTING COMPANY
By:           /s/
Name:                         William S. Morris IV
Title:                         President

MORRIS COMMUNICATIONS COMPANY, LLC
By:           /s/
Name:                         William S. Morris IV
Title:                         President

BUYER:

____________________________________
GATEHOUSE MEDIA OPERATING, INC.
By:           /s/
Name:  Mark Thompson_
Title:    Chief Financial Officer

GATEHOUSE MEDIA, INC.
By:           /s/
Name: Mark Thompson
Title:   Chief Financial Officer

Exhibit A
Publications

The Daily Ardmoreite (Ardmore, Oklahoma)
Spotlight (Ardmore, Oklahoma)
Dodge City Daily Globe (Dodge City, Kansas)
Shoppers Weekly (Dodge City, Kansas)
Girard Press (Girard, Kansas)
The Grand Island Independent (Grand Island, Nebraska)
Heartland Shoppers (Grand Island, Nebraska)
Hannibal Courier-Post (Hannibal, Missouri)
Salt River Journal (Hannibal, Missouri)
Hillsdale Daily News (Hillsdale, Michigan)
Sampler (Hillsdale, Michigan)
The Holland Sentinel (Holland, Michigan)
Zeeland Sentinel (Holland, Michigan)
Hamilton Herald (Holland, Michigan)
The Shawnee News-Star (Shawnee, Oklahoma)
Shopper’s Advantage (Shawnee, Oklahoma)
York News-Times (York, Nebraska)
The Morning Sun (Pittsburg, Kansas)
The Sunland Shopper (Pittsburg, Kansas)
Vermillion Plain Talk (Vermillion, South Dakota)
LaEstrella de Dodge City (Dodge City, Kansas)
Tip-Off Shopping Guide (Jonesville, Michigan)
Trade & Transactions Advantage (York, Nebraska)
Trade West (Grand Island, Nebraska)
Flashes Publishers (Allegan, Michigan) (Commercial Printing)
Flashes Shopping Guide (Allegan/North Holland/South Holland/Kalamazoo/Lakeshore/Zeeland, Michigan)
West Michigan Senior Times (West Michigan)
The Newton Kansan (Newton, Kansas)
Prairie Shopper (Newton, Kansas)
Prairie Shopper Plus (Newton, Kansas)
The Examiner (Blue Springs, Missouri)
The Examiner (Independence, Missouri)
The Extra (Independence, Missouri)
Winter Haven News Chief (Winter Haven, Florida)
Winter Haven Shopping Guide (Winter Haven, Florida)
The Polk Shopper (Winter Haven, Florida)
The Oak Ridger (Oak Ridge, Tennessee)
Missouri Valley Shopper (Yankton, South Dakota)
The Broadcaster (Vermillion, South Dakota)
Yankton Daily Press & Dakotan (Yankton, South Dakota)
Town and Country (Yankton, South Dakota)